UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

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Cabot Corporation

(Name of Registrant as Specified In Its Charter)

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January 28, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation, which will be held on Thursday, March 10, 2011 at 4:00 p.m., local time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts.

If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker or bank) are enclosed along with a copy of our Annual Report on Form 10-K. If you received your annual meeting materials by e-mail, the e-mail contains voting instructions and links to the proxy statement and Annual Report on the Internet.

You will find information regarding the matters to be voted on at the meeting in the attached proxy statement. Following the formal portion of the meeting, there will be a report on Cabot’s operations during fiscal 2010 followed by a question and answer period.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented. You may vote by mailing a completed proxy card or, if your proxy card or voter instruction form so indicates, by phone or the Internet.

We look forward to seeing you at the meeting.

Sincerely,

PATRICK M. PREVOST
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held on March 10, 2011

The 2011 Annual Meeting of Stockholders of Cabot Corporation will be held on Thursday, March 10, 2011 at 4:00 p.m., local time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, for the following purposes:

1.	To elect four directors, Juan Enriquez-Cabot, Gautam S. Kaji, Henry F. McCance and Patrick M. Prevost, to the class of directors whose term expires in 2014;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers;

3.	To hold a non-binding advisory vote on the frequency of future executive compensation advisory votes;

4.	To approve the Cabot Corporation Short-Term Incentive Compensation Plan;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011; and

6.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You may vote if you were a stockholder of record at the close of business on January 14, 2011. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) by Internet, (2) by phone or (3) by mail. You may still vote in person if you attend the annual meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of this proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors and on compensation matters, your shares will not be voted on these matters.

This notice and proxy statement are first being sent to stockholders on or about February 4, 2011. Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

By order of the Board of Directors,

Jane A. Bell

Secretary

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

January 28, 2011

ABOUT THE ANNUAL MEETING

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

Proxy Statement

References to “the Company”, “Cabot”, “we”, “us”, and “our” in this proxy statement mean Cabot Corporation.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of Cabot Corporation is soliciting your vote at the 2011 Annual Meeting of Stockholders (“2011 Annual Meeting”).

What am I voting on?

You are voting on:

•	Proposal 1: Election of Juan Enriquez-Cabot, Gautam S. Kaji, Henry F. McCance and Patrick M. Prevost to the class of directors whose term expires in 2014 (see page 12);

•	Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers (see page 54);

•	Proposal 3: On an advisory basis, whether a non-binding stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years (see page 56);

•	Proposal 4: Approval of the Cabot Corporation Short-Term Incentive Compensation Plan (see page 58);

•	Proposal 5: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011 (see page 64); and

•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends that you vote:

•	FOR each of the four nominees for director;

•

FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 25 (commonly referred to as “say-on-pay”);

•	To hold a say-on-pay vote once every THREE YEARS;

•	FOR the approval of the Cabot Corporation Short-Term Incentive Compensation Plan; and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.

Unless you give other instructions on your proxy card, the persons named as proxy holders will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

Only stockholders of record at the close of business on January 14, 2011 will be entitled to vote at the 2011 Annual Meeting. As of that date, there were 65,442,865 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

State Street Bank and Trust Company is the trustee of common stock held in the Cabot Common ESOP Fund portion of Cabot’s Retirement Savings Plan and is the record owner of all of those shares. The Vanguard Fiduciary Trust Company is the trustee of the Cabot Common Stock Fund portion of the Retirement Savings Plan and is the record owner of all of those shares. Each trustee is entitled to vote such shares in accordance with instructions from participants in, and the terms of, the Retirement Savings Plan.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2011 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of January 14, 2011 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2011 Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Proposals 1, 2, 3 and 4 are non-routine matters. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposals 1, 2, 3 and 4, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For each of proposals 1, 2, 4 and 5, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For proposal 3, you may vote to hold a say-on-pay vote once every “ONE”, “TWO” or “THREE” years, or you may “ABSTAIN.”

A nominee will be elected to the Board of Directors if the votes properly cast “for” his or her election at the 2011 Annual Meeting exceed the votes properly cast “against” such nominee’s election. The affirmative vote of a majority of the votes properly cast on the proposal at the 2011 Annual Meeting is required to approve the Cabot Corporation Short-Term Incentive Compensation Plan and to ratify the appointment of Cabot’s independent registered public accounting firm. Because proposal 2 is an advisory vote, there is technically no minimum vote requirement for that proposal. Similarly, because proposal 3 seeks the input of shareholders and provides shareholders with multiple voting options, there is no minimum vote requirement for proposal 3. Abstentions and broker non-votes will have no effect on the outcome of any of the matters to be voted on.

What if there are more votes “AGAINST” a nominee for director than votes “FOR”?

Each of the nominees for director has tendered a conditional resignation that is effective upon (i) his failure to receive a majority of the votes cast for his re-election at the 2011 Annual Meeting and (ii) the Board’s acceptance of this resignation. The Governance and Nominating Committee of the Board of Directors is responsible for initially considering the resignation and making a recommendation to the Board of Directors. The director whose resignation is under consideration is expected to abstain from participating in any decision regarding his resignation. The Governance and Nominating Committee may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until his successor is elected and qualified.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes by proxy: (1) by Internet, (2) by phone or (3) by mail. If you have received your 2011 Annual Meeting materials by mail, please follow the voting instructions on your proxy card. If you have received your 2011 Annual Meeting materials electronically, please follow the voting instructions that were e-mailed to you. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 10, 2011.

If you hold your Cabot stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your voter instruction form carefully.

Even if you plan to attend the 2011 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name” in a brokerage account or by a bank or other nominee, you must request a legal proxy from your bank, broker or other nominee and bring that proxy to the meeting to vote in person at the meeting.

How do I vote if I hold my stock through Cabot’s employee benefit plans?

If you hold your stock through a Cabot employee benefit plan, you have the right to instruct the trustees of the plan or plans in which you participate how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustees of each plan will have the voting instructions of each participant in the plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each plan’s shares for inclusion in the tally at the 2011 Annual Meeting.

If you hold shares in the Retirement Savings Plan, your vote will influence how the plan’s trustees vote (i) those shares for which no instructions are received from other plan participants and (ii) those shares that have not yet been allocated to participants’ accounts because the trustees will vote those shares in proportion to the shares for which instructions are received. Similarly, if you hold shares in the Cabot Canada Ltd. Employees’ Stock Purchase Plan, your vote will influence how the trustee of that plan votes those shares for which no instructions are received from other plan participants as those shares will be voted in the same proportion as shares for which instructions are received. If you hold shares in either of those plans and do not vote, the plan trustees will vote your shares (along with all other shares in the plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the plan.

In order for your instructions to be followed, you must provide instructions for the shares you hold through a Cabot employee benefit plan by returning your completed and signed proxy card to the Company’s transfer agent by March 8, 2011 or by voting over the telephone or the Internet by 1:00 a.m., Eastern Time, on March 9, 2011.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2011 Annual Meeting by (1) re-voting by telephone or by Internet as instructed above (only your latest telephone or Internet vote will be counted), (2) signing and dating a new proxy card or voting instruction form and submitting it as instructed above (only your latest proxy card or voting instruction card will be counted), (3) if your shares are registered in your name, delivering timely notice of revocation to the Secretary, Cabot Corporation, 2 Seaport Lane, Suite 1300, Boston, Massachusetts 02210, or (4) attending the meeting and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. If you hold shares through a bank or broker, you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare, Cabot’s Corporate Secretary and a representative of Cabot’s Law Department will act as Inspectors of Election.

What if I return my proxy card but don’t vote for some of the matters listed?

If you return a signed proxy card without indicating your vote, your shares will be voted in line with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

Can other matters be decided at the 2011 Annual Meeting?

We are not aware of any other matters that will be considered at the 2011 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2011 Annual Meeting is open to all Cabot stockholders. If you need directions for the meeting, please call Cabot’s Investor Relations Group at (617) 342-6129. When you arrive at Cabot’s Corporate Headquarters, please go directly to the 13th Floor and signs will direct you to the meeting room. You need not attend the 2011 Annual Meeting to vote.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 10, 2011

This proxy statement and our 2010 Annual Report on Form 10-K are available at the following Internet address: http://www.cabot-corp.com/2011annualmeeting.

If you received your 2011 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (you hold your Cabot shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/us/investor to create a login and to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please revisit Computershare’s website www.computershare.com/us/investor to change your delivery preference or call them at (800) 730-4001 in the U.S. or at (781) 575-3170 outside the U.S.

If you hold your Cabot stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors held six meetings in fiscal 2010. Each director attended at least 85% of the Board meetings and the total meetings held by all of the Committees on which he or she served during the periods that he or she served.

The Board of Directors has five standing Committees: Audit, Compensation, Executive, Governance and Nominating (“Governance”), and Safety, Health and Environmental Affairs (“SH&E”). The following table shows the membership of these committees. The Audit, Compensation, Governance, and SH&E Committees presently are composed entirely of independent directors. The Executive Committee presently is composed of one employee director and three independent directors.

Name	Audit		Compensation		Executive		Governance		SH&E
John S. Clarkeson			X		X		X	*
Juan Enriquez-Cabot	X								X
Arthur L. Goldstein	X	*					X
Gautam S. Kaji	X								X
Roderick C.G. MacLeod	X								X
Henry F. McCance			X	*	X		X
John K. McGillicuddy	X								X
John F. O’Brien					X	*	X
Patrick M. Prevost					X
Ronaldo H. Schmitz			X						X
Lydia W. Thomas	X								X	*
Mark S. Wrighton			X						X

*	Committee Chair

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of Cabot’s financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and (v) our risk management practices. The Audit Committee, among other functions:

•	Has the sole authority to appoint, retain, terminate and determine the compensation of our independent auditor.

•	Monitors the qualifications, independence and performance of our independent auditor and approves professional services provided by the independent auditor.

•	Reviews with our independent auditor the scope and results of the audit engagement.

•	Reviews the activities and recommendations of our internal auditor.

•

Discusses Cabot’s annual audited financial statements and quarterly financial statements with management and Cabot’s independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews Cabot’s accounting policies, risk assessment and management policies, control systems and compliance activities.

The specific responsibilities and functions of the Audit Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Audit Committee met thirteen times in fiscal 2010 and acted by written consent once.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	Approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation.

•

Establish policies applicable to the compensation, severance or other remuneration of Cabot’s management Executive Committee, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration.

•	Review the aggregate amount of bonuses to be paid to participants in Cabot’s annual short-term incentive plan.

•

Administer Cabot’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of stock awards granted under Cabot’s long-term incentive program.

•	Appoint the members of the Company’s Benefits and Investment Committees and monitor their activities.

The specific responsibilities and functions of the Compensation Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Compensation Committee met five times during fiscal 2010 and acted by written consent six times.

Executive Committee

The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. Actions taken by the Executive Committee are reported to the Board at its next meeting. The Executive Committee acted by written consent once during fiscal 2010.

Governance Committee

The Governance Committee is charged primarily with:

•	Developing and recommending to the Board corporate governance policies and procedures.

•	Identifying individuals qualified to become directors of Cabot.

•	Recommending director candidates to the Board to fill vacancies and to stand for election at the annual meeting of stockholders.

•	Recommending committee assignments.

•	Leading the annual review of the Board’s performance.

•	Recommending compensation and benefit policies for Cabot’s directors.

•	Reviewing and making determinations regarding interested transactions under Cabot’s Related Person Transaction Policy and Procedures.

The specific responsibilities and functions of the Governance Committee are identified in its charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The Governance Committee met five times during fiscal 2010.

SH&E Committee

The SH&E Committee reviews all aspects of Cabot’s safety, health and environmental management programs and performance. In particular, the Committee reviews the following:

•	Cabot’s environmental reserve, and risk assessment and management processes.

•	Environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, site security and safety issues.

•	Safety, health and environmental training initiatives.

•	Cabot’s safety, health and environmental budget and capital expenditures.

The specific responsibilities and functions of the SH&E Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” The SH&E Committee met three times during fiscal 2010.

Our Board’s Role in Risk Oversight

Our Board oversees our enterprise-wide program of risk management. Cabot management is primarily responsible for day-to-day risk management practices and, together with other personnel, regularly engages in an enterprise-wide risk assessment. This assessment is updated on a continual basis and includes a comprehensive review of a broad range of risks, including financial, operational, business, legal, regulatory, reputational, governance, and managerial risks which may potentially affect the Company. From this assessment, the most significant risks in terms of their likelihood and severity are identified, and plans to manage and mitigate these risks are developed. Cabot management regularly reports to either the full Board or the relevant Committee of the Board our major risk exposures, their potential financial impact on Cabot, and the steps we take to manage them.

Our Board has ultimate responsibility for risk oversight and oversees our corporate strategy, business development, capital structure, market exposure and country specific risks. Each Committee also has responsibility for risk oversight. The Audit Committee focuses on financial risk, including internal controls and legal and compliance risks and receives regular reports from our internal auditors and our general counsel. The Audit Committee also oversees the Company’s enterprise risk assessment. The SH&E Committee assists the Board in fulfilling its oversight responsibility by assessing the effectiveness of our safety, health and environmental programs and initiatives and overseeing matters related to stewardship and sustainability of our products and manufacturing processes and the enhancement of our global reputation. The Compensation Committee considers human resources risks and evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk consistent with our business strategy. Finally, the Governance Committee considers governance and Board and CEO succession planning risks, and evaluates director skills and qualifications to appoint particular directors to the standing Committees to ensure each Committee has the requisite skills to oversee the applicable risks. The Company has a robust risk management program, the strength of which is not dependent on the Board’s leadership structure.

Our “Compensation Discussion and Analysis” (“CD&A”) describes our compensation policies, programs and practices for our executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in our CD&A apply to all participants in our corporate short and long-term incentive programs. Participants in our long-term incentive program who are not members of the management Executive Committee receive awards consisting of time-based restricted stock units and performance-based restricted stock units, and otherwise the program is consistent throughout the Company. Beyond our corporate short-and long-term incentive programs, substantially all of our facilities outside North America offer annual cash incentive plans.

Our management evaluated the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking. The assessment was presented to and reviewed by the Compensation Committee. Among the program features evaluated were pay-mix, the performance metrics, the alignment between performance goals, payout curves and the Company’s business strategy, and the overall mix of incentive awards. The Company’s compensation programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. Specific features of the programs to mitigate risk include the following: caps limiting the amount that can be paid under the corporate short- and long-term incentive programs and all of the local cash incentive programs; a balanced mix of annual and longer-term incentive opportunities; the mix of cash and equity incentives; multiple performance metrics; management processes to oversee risk associated with each of our incentive programs; stock ownership guidelines for members of the management Executive Committee; and significant controls for business decisions. In our CD&A we describe in more detail the features of our executive compensation programs to mitigate risk, including the oversight provided by the Compensation Committee, which reviews and approves the design, goals and payouts under our corporate short- and long-term incentive programs and each executive officer’s compensation. Based on our assessment, we believe our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Directors who are Cabot employees do not receive compensation for their services as directors. Annual compensation for non-employee directors is comprised of cash compensation and a grant of Cabot common stock. The Governance Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors. The Governance Committee generally reviews director compensation annually and recommends changes to our Board of Directors as appropriate. In reviewing director compensation, the Governance Committee reviews competitive market data to evaluate the reasonableness of our director compensation and the appropriate mix of cash and equity compensation.

Cash Compensation

For the first three quarters of fiscal 2010, cash compensation for our non-employee directors consisted of an annual retainer of $31,000, plus the following annual amounts for specific roles:

•	$21,000 for serving on the Audit Committee (plus another $40,000 for serving as Chair of the Audit Committee).

•	$7,000 for serving on each of the Compensation, SH&E or Governance Committees (plus another $10,000 for serving as Chair of the Compensation, SH&E or Governance Committees).

•	$110,000 for serving as Non-Executive Chairman of the Board of Directors.

Following a review of the competitiveness of Cabot’s director compensation practices with the assistance of Mercer LLC, on July 8, 2010, upon the recommendation of the Governance Committee, our Board of Directors approved an increase, effective July 1, 2010, from $31,000 to $65,000 in the annual cash retainer payable to each non-employee director for his or her service on the Board. No other changes were made in the cash compensation package.

Cash compensation is paid quarterly and, when committee membership changes during a quarter, is pro-rated to reflect service during the quarter.

Stock Compensation

Under our Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director is entitled to receive at the first meeting in any calendar year shares of Cabot common stock as a portion of his or her compensation for services to be performed in that year. The Governance Committee has discretion to increase or decrease the number of shares issued in any given year. On January 8, 2010, 2,500 shares were issued to each non-employee director whose term of office continued after the 2010 Annual Meeting of Stockholders, except for those directors identified below who elected to defer receipt of their shares. Shengman Zhang, whose term of office expired at the 2010 Annual Meeting, received a pro-rated grant of 625 shares. The closing price of our common stock on January 8, 2010 was $27.60.

On July 7, 2010, the Governance Committee authorized, for calendar year 2011, the issuance to each non-employee director the number of whole shares of Cabot common stock having, on the date of grant, a market value as close as possible to $75,000 for services to be performed in the calendar year. As of January 14, 2011, there were 188,258 shares available for issuance under the Directors’ Stock Plan.

We believe that it is desirable for directors to have an equity interest in Cabot and we encourage all directors to own a reasonable amount of Cabot stock to align director and stockholder interests and to enhance a director’s long-term perspective. Accordingly, our Corporate Governance Guidelines require non-employee directors to have equity ownership in Cabot of at least 10,000 shares. It is expected that this ownership interest will generally be achieved within a five year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with this ownership requirement, any deferred shares are considered held by the director. In addition, where equity-based compensation is a component of compensation, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

Reimbursement of Certain Expenses

Our Corporate Governance Guidelines state that Cabot will not provide retirement or other benefits or perquisites to non-employee directors. Directors, however, are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel. In addition, spouses of directors are invited to attend the annual meeting of stockholders, for which we pay or reimburse travel expenses.

Deferred Compensation

Under the Cabot Corporation Deferred Compensation Plan, directors can elect to defer receipt of any cash compensation payable in a calendar year for a period of at least three years or until they cease to be members of the Board of Directors. In any year, these deferred amounts are, at the director’s choice, either (i) credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable year or (ii) treated as invested in Cabot phantom stock units, based on the market price of shares of Cabot common stock at the time of deferral (with phantom dividends being accrued and treated as if reinvested in phantom stock units). Mr. Enriquez-Cabot and Mr. McCance elected to defer receipt of their 2010 cash compensation and treat the deferred amounts as invested in phantom stock units.

Under the Non-Employee Directors’ Stock Deferral Plan, directors also may defer receipt of the shares of common stock issuable to them under the Directors’ Stock Plan. For each share of stock deferred, a director is credited with one Cabot phantom stock unit to a notional account created in the director’s name. Dividends that would otherwise be payable on the deferred shares accrue in the account and are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the year. The rate used to calculate interest during 2010 was 5.68%. At the end of the deferral period, the deferred shares of Cabot common stock are issued to the director, along with the accrued cash dividends and interest earned, either in one issuance or in installments over a period of up to ten years. Mr. Enriquez-Cabot, Mr. McCance, Mr. McGillicuddy, and Dr. Schmitz elected to defer their 2010 stock awards.

Director Compensation Table

The following table sets forth the compensation for our non-employee directors in fiscal 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
John S. Clarkeson	63,500	69,000	354	132,854
Juan Enriquez-Cabot	67,500	69,000	235	136,735
Arthur L. Goldstein	107,500	69,000	—	176,500
Gautam S. Kaji	67,500	69,000	—	136,500
Roderick C.G. MacLeod	67,500	69,000	—	136,500
Henry F. McCance	63,500	69,000	235	132,735
John K. McGillicuddy	64,000	69,000	28	133,028
John F. O’Brien	156,500	69,000	—	225,500
Ronaldo H. Schmitz	53,500	69,000	358	122,858
Lydia W. Thomas	77,500	69,000	—	146,500
Mark S. Wrighton	53,500	69,000	8,203	130,703
Shengman Zhang(4)	22,500	17,250	118	39,868

1.	The amounts reported in this column for Messrs. Enriquez-Cabot and McCance were deferred under the Deferred Compensation Plan described above.

2.	Reflects the grant date fair value for shares of stock granted to each non-employee director computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated by multiplying the number of shares granted to the director by the closing price of our common stock on the date of grant ($27.60), which was January 8, 2010. The stock awards reported in this column for Messrs. Enriquez-Cabot, McCance and McGillicuddy and Dr. Schmitz were deferred under the Non-Employee Directors’ Stock Deferral Plan described above.

3.	Represents above-market earnings on compensation that has been deferred by Messrs. Clarkeson, Enriquez-Cabot, McCance, McGillicuddy and Zhang and Drs. Schmitz and Wrighton.

4.	Mr. Zhang’s term of office expired at the 2010 Annual Meeting of Stockholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Qualifications

The Governance Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our businesses. It is the Board’s policy that at all times at least a majority of the Board’s members must be independent under Cabot’s Corporate Governance Guidelines. It is also the Board’s policy that the Board as a whole reflect a range of talents, skills, diversity and expertise, particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) domestic and international markets, (v) corporate governance, and (vi) the specialty chemicals and related industries sufficient to provide sound and prudent guidance about Cabot’s operations and interests.

In addition, the desired attributes of individual directors are (i) integrity and demonstrated high ethical standards; (ii) sound judgment; (iii) demonstrated leadership; (iv) knowledge, experience and skills in at least one specialty area, such as corporate management, accounting or finance, marketing, manufacturing, technology, information systems, international business or the specialty chemicals industry; (v) compassion; (vi) willingness and ability to work with other members of the Board openly and constructively; (vii) the ability to communicate clearly and persuasively; and (viii) diversity of origin, background, experience and thought. We believe that it is valuable to have a diverse Board that is representative of our global business, customers, employees and stockholders. The Governance Committee implements and assesses the effectiveness of this practice by considering each Board member’s professional experience, background, education, skill, age, race, gender and national origin when selecting nominees for director. We also require that our Board members be able to dedicate the time sufficient to ensure the diligent performance of their duties on our behalf.

Board of Directors

Our Board of Directors currently has twelve members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Four directors are proposed to be elected at the 2011 Annual Meeting. The terms of Juan Enriquez-Cabot, Gautam S. Kaji, Henry F. McCance and Patrick M. Prevost expire this year and our Board of Directors has nominated each of them for a three-year term that will expire at the annual meeting in 2014. All of them are current directors elected by stockholders at previous annual meetings. Arthur L. Goldstein will retire at the 2011 Annual Meeting.

Upon the election of the nominated directors, Cabot’s Board of Directors will have eleven members. We expect that all of the nominees will be available for election, but if any of the nominees is not available at the time of the 2011 Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no substitute nominees are identified by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than four nominees.

Vote Required

A nominee will be elected to the Board of Directors if the votes properly cast “for” his election exceed the votes properly cast “against” such nominee’s election.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of its four nominees.

Certain Information Regarding Directors

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2011 Annual Meeting to serve as a director of the Company, all of the nominees and directors have a reputation for honesty, integrity, sound judgment and adherence to high ethical standards. Each of the nominees and directors has demonstrated the willingness and ability to make the significant commitment of time and energy to serve on our Board and its Committees, and to engage management and each other openly and constructively.

John S. Clarkeson

Age: 68

Committee Memberships: Compensation, Executive, Governance (Chair)

Director since: 1998

Term of Office Expires: 2013

Business Experience:

Mr. Clarkeson is Chairman Emeritus of The Boston Consulting Group, Inc., a management consulting firm, a position he has held since May 2007. Mr. Clarkeson joined The Boston Consulting Group in 1966 and served as Chief Executive Officer from 1986 to 1997, Chairman of the Board of Directors from 1998 to 2003 and Co-Chairman of the Board of Directors from 2004 to April 2007. Mr. Clarkeson also serves as a trustee of Northeast Utilities. In his over forty years experience with The Boston Consulting Group, Mr. Clarkeson gained significant leadership experience as he partnered with clients worldwide to provide business strategy advice. Among his many qualifications, Mr. Clarkeson brings to the Board substantial management, corporate governance and strategic planning expertise.

Juan Enriquez-Cabot (Nominee for Election)

Age: 51

Committee Memberships: Audit, SH&E

Director since: 2005

Term of Office Expires: 2011

Business Experience:

Mr. Enriquez-Cabot has served as Chairman of the Board of Directors and Chief Executive Officer of Biotechonomy, a life sciences research and investment firm, since 2003 and Managing Director of Excel Venture Management, a life sciences investment company, since March 2008. Prior to that, Mr. Enriquez-Cabot served as Director of the Life Science Project at Harvard Business School from 2001 to 2003. He is a member of the Board of Directors of Synthethic Genomics, an organization focused on the commercialization of genomic-driven technologies. Mr. Enriquez-Cabot’s background and experience in technology ventures has provided him the opportunity to develop significant expertise in technology and international business matters which makes him well qualified to serve on the Board. Mr. Enriquez-Cabot, who is a member of the extended Cabot family, brings to the Board the extensive leadership experience he gained through his involvement in Biotechonomy and Excel Venture Management.

Gautam S. Kaji (Nominee for Election)

Age: 69

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2011

Business Experience:

Mr. Kaji has served as Chairman of the Board of Directors of Centennial Group, Inc., a strategic advisory firm specializing in emerging market economies, since founding the firm in 1998. Prior to his current position, Mr. Kaji held various positions with the World Bank from 1968 to 1997, serving as Regional Vice President, East Asia and Pacific from 1991 to 1994 and Managing Director, Operations, and Chairman, Loan Committee, World Bank Group in Asia and Africa from 1994 until his retirement in 1997. He also served as a Director of Swarna Dwipa Co LLP, Singapore, a fund management company he co-founded, from October 2007 until July 2010. Mr. Kaji is a member of the Board of Directors of Emerging Markets Forum, a not-for-profit venture of the Centennial Group; Infrastructure Development Finance Co., a specialized financial intermediary for infrastructure development; and LEWA (USA) Inc., a public charity that provides support for the Lewa Wildlife Conservancy and other wildlife conservation oriented entities in Kenya. He also serves as Asia Council Member of The Nature Conservancy, a conservation organization. From December 2009 until October 2010, he served as a member of the Board of Directors of Mahindra Satyam, a leading global business and information technology services company. Through his substantial management and strategic planning experience in emerging markets, Mr. Kaji brings a unique perspective to the Board of Directors. Mr. Kaji also brings to the Board his significant experience in accounting and finance, which he gained through his various positions with the World Bank and through his leadership at the Centennial Group.

Roderick C.G. MacLeod

Age: 60

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2013

Business Experience:

Mr. MacLeod is a Principal of Waverley Investments Ltd., a private equity investment company, a position he has held since co-founding the company in 1999, and a Principal of St. Martins Finance Ltd., a private equity investment company, since co-founding the company in 1985. Prior to his current positions, Mr. MacLeod served as General Manager for Business Development for Adia S.A. (now Adecco S.A.), a human resources company, from 1980 to 1991. Through Mr. MacLeod’s more than twelve-year tenure on our Board of Directors, he has developed an extensive knowledge of the Company and the specialty chemicals industry. As a qualified chartered accountant, Mr. MacLeod brings to the Board his expertise in business and accounting and finance matters, which he gained through his substantial experience in private equity. He is a member of the extended Cabot family.

Henry F. McCance (Nominee for Election)

Age: 67

Committee Memberships: Compensation (Chair), Executive, Governance Director since: 2005

Term of Office Expires: 2011

Business Experience:

Mr. McCance is Chairman Emeritus of Greylock Partners, a private venture capital firm, a position he has held since January 2008. Mr. McCance joined Greylock in 1969 and served as President from 1990 until January 2008 and Chairman of the Board of Directors from 1997 until January 2008. Mr. McCance also serves as a member of the Investment Committee of Yale University. During his tenure with Greylock Partners, Mr. McCance provided significant leadership to the firm’s numerous equity investments and oversaw the firm’s strategic direction, skills which make him uniquely qualified to serve on our Board. He has served on the boards of and led the firm’s investment in numerous public and private companies, where he developed substantial expertise with regard to accounting and finance, management, strategic planning and domestic and international markets and business.

John K. McGillicuddy

Age: 67

Committee Memberships: Audit, SH&E

Director since: 2008

Term of Office Expires: 2012

Business Experience:

Mr. McGillicuddy was a partner with KPMG LLP, a public accounting firm, from 1975 until his retirement in 2000. During his tenure with KPMG, he served as an audit partner, SEC reviewing partner and in various management positions. Mr. McGillicuddy is also Chairman of the Board of Directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products, and a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries. He is a former chairman of the Better Business Bureau of Massachusetts. Mr. McGillicuddy brings to the Board his substantial expertise in accounting and finance matters, which he gained during his 25 years experience in public accounting. In serving on the boards and committees of several public companies, Mr. McGillicuddy has developed significant experience and skills in corporate governance, financial reporting and public company leadership.

John F. O’Brien (Non-Executive Chairman of the Board)

Age: 67

Committee Memberships: Executive (Chair), Governance

Director since: 1990

Term of Office Expires: 2012

Business Experience:

Mr. O’Brien was Chief Executive Officer and President of Allmerica Financial Corporation (now known as The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, from 1995 until his retirement in 2002. From 1989 until 2002, Mr. O’Brien also served as President and Chief Executive Officer of First Allmerica Financial Life Insurance Company, Chairman of the Board of Directors of Allmerica Investment Trust and Chairman of the Board of Directors of Allmerica Securities Trust. Mr. O’Brien is also a member of the Board of Directors of LKQ Corporation, a nationwide provider of recycled auto parts; a family of mutual funds managed by BlackRock, an investment management advisory firm; and the lead director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. and worldwide. Mr. O’Brien’s tenure as Chief Executive Officer and President of a Fortune 500 insurance company and significant leadership and management experience provides him with substantial knowledge and skills with respect to strategic planning, accounting and finance, and corporate governance and makes him uniquely qualified to serve as Non-Executive Chairman of the Board. In addition, his service as lead director of The TJX Companies and a member of the boards of LKQ and BlackRock gives him extensive experience in leadership, management and corporate governance matters.

Patrick M. Prevost (Nominee for Election)

Age: 55

Committee Memberships: Executive

Director since: 2008

Term of Office Expires: 2011

Business Experience:

Mr. Prevost joined Cabot in January 2008 as President and Chief Executive Officer. Prior to joining Cabot, since October 2005, Mr. Prevost served as President, Performance Chemicals, of BASF AG, an international chemical company. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Before joining BASF in 2003, he held senior management positions at BP Chemicals and Amoco. Mr. Prevost is a member of the Board of Directors of General Cable Corporation, a global leader in copper, aluminum and fiber optic wire and cable products. Mr. Prevost is also a member of the Board of Directors of the American Chemistry Council, a trade association representing the business of chemistry at the global, national and state levels. As Cabot’s President and Chief Executive Officer, Mr. Prevost has a strong understanding of Cabot’s business and is uniquely qualified to serve on the Board of Directors. Mr. Prevost has substantial experience in the chemicals industry, which has provided him with a deep knowledge of technology, international business, strategic planning and manufacturing.

Ronaldo H. Schmitz

Age: 72

Committee Memberships: Compensation, SH&E

Director since: 2001

Term of Office Expires: 2013

Business Experience:

Dr. Schmitz was Executive Director of the Deutsche Bank Group from 1991 to 2000 and served as a member of the Board of Directors from 1991 until his retirement in 2000. Prior to joining Deutsche Bank AG as Executive Vice President in 1990, Dr. Schmitz served as a member of the Board of Managing Directors at BASF AG, an international chemical company, from 1980 to 1990. Dr. Schmitz is a member of the Supervisory Board of Sick AG, a producer of sensors and sensor solutions for industrial applications in factory, logistics and process automation. He previously served on the boards of GlaxoSmithKline plc, a pharmaceutical and healthcare company, Rohm and Haas Company, now a wholly-owned subsidiary of The Dow Chemical Company, and Legal & General Group plc, a provider of insurance, investment management and financial services. Dr. Schmitz brings his extensive international leadership experience to the Board of Directors. During his tenure at the Deutsche Bank Group, Dr. Schmitz developed a deep understanding of accounting and finance matters and international markets. Dr. Schmitz’s service with BASF AG and Rohm and Haas Company contributed to his extensive knowledge of the chemicals industry. In addition, his service on numerous public company boards of directors has provided him with particular insight into matters relevant to the Board.

Lydia W. Thomas

Age: 66

Committee Memberships: Audit, SH&E (Chair)

Director since: 1994

Term of Office Expires: 2012

Business Experience:

Dr. Thomas has served as a Trustee of Noblis, a nonprofit science, technology and strategy organization, since October 2008 and previously served as President and Chief Executive Officer from 1996 until her retirement in 2007 and as a consultant from October 2007 until October 2008. Prior to Noblis, Dr. Thomas held several executive positions, including Senior Vice President and General Manager, Vice President and Technical Director, at The MITRE Corporation, a not-for-profit organization that provides systems engineering, risk management, research and development, and information technology support to government agencies. Dr. Thomas is a member of the Board of Directors of the Northern Virginia Technology Council, a membership association for the technology community in Northern Virginia; Mueller Water Products, Inc., a manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities; and INOVA Health System, a not-for-profit health care system. She also serves as a member of the Homeland Security Advisory Council to the Secretary of Homeland Security, a Trustee of the Washington Mutual Investors Fund and as a member of the Council on Foreign Relations. She previously served as Vice Chair of the Board of Trustees of George Washington University. Dr. Thomas brings her significant leadership experience and accounting and finance skills gained while serving in executive positions at Noblis and The MITRE Corporation to the Board of Directors. During her more than sixteen-year tenure on the SH&E Committee, Dr. Thomas has demonstrated her expertise in safety and environmental matters. In addition, Dr. Thomas’ substantial knowledge relating to information systems and risk management makes her well qualified to serve as a member of the Audit Committee and Chair of the SH&E Committee.

Mark S. Wrighton

Age: 61

Committee Memberships: Compensation, SH&E

Director since: 1997

Term of Office Expires: 2012

Business Experience:

Dr. Wrighton has served as Chancellor of Washington University in St. Louis since 1995. Prior to 1995, Dr. Wrighton was a faculty member at the Massachusetts Institute of Technology for 23 years where he served as head of the chemistry department from 1987 to 1990, and as Provost from 1990 to 1995. Dr. Wrighton is a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries, and Corning, Inc., a specialty glass and ceramics company, and previously served as a member of the Board of Directors of A.G. Edwards, Inc., a financial services company. Dr. Wrighton brings to the Board his extensive scientific knowledge and understanding of complex technology gained during his more than thirty years experience as a professor, chemist and research scientist. As the chancellor of a major research university, Dr. Wrighton has developed significant management and leadership experience. In addition, Dr. Wrighton’s service on numerous public company boards provides him with a deep understanding of matters relating to public company management and oversight.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: director qualifications and independence, Board Committees, director retirement, director compensation, Board performance evaluations, Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Corporate Governance Guidelines are posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.”

Director Independence

Our Board of Directors, upon the recommendation of its Governance Committee, has determined that each of Cabot’s non-management directors who served as a director during the fiscal year is “independent” under the Board’s director independence standards as detailed in our Corporate Governance Guidelines. The Governance Committee annually reviews the independence of all directors and reports its finding to the full Board. To assist in this review, the Board has adopted director independence guidelines. In the event a director has a relationship that is not addressed by the independence guidelines, the Governance Committee evaluates the relevant facts and circumstances of the relationship and makes a recommendation to the full Board of Directors about whether the relationship constitutes a material relationship with Cabot. After examining all known relationships between the directors and Cabot, the Board concluded that none of the non-management directors who served as directors during the fiscal year had a material relationship with Cabot.

In evaluating and determining the independence of the non-management directors, the Board considered the following relationships:

Shengman Zhang, whose term of office as a director expired on March 11, 2010, is Chairman, Asia Pacific and Vice-Chairman of Global Banking at Citigroup. Cabot has a $450 million revolving loan facility for which one Citigroup affiliate is the co-documentation agent and another is one of eleven potential lending banks. In addition, some of Cabot’s subsidiaries outside the United States have locally borrowed money from Citigroup affiliates and Cabot maintains certain bank accounts with Citigroup affiliates. In fiscal 2010, the largest aggregate amount of Cabot’s indebtedness to Citigroup affiliates outstanding at any time was less than 1% of Citigroup’s total consolidated assets. In addition, in each of the past three fiscal years, Cabot’s payments to Citigroup for banking and related services were substantially less than 1% of Citigroup’s consolidated gross revenues. The transactions were made in the ordinary course, at arms-length, and at prices and on terms customarily available. The Board determined that, for these reasons and given the amounts involved, none of Cabot’s transactions or relationships with Citigroup would impair Mr. Zhang’s independence or judgment. Further, Mr. Zhang had no involvement in, nor received any personal benefit from, Cabot’s transactions with Citigroup affiliates.

Mark S. Wrighton is Chancellor of Washington University in St. Louis (“WUSTL”). Cabot Corporation Foundation made a $60,000 contribution in each of fiscal 2008, 2009 and 2010 to support a scholar in an MBA program in WUSTL’s McDonnell International Scholars Academy, and has pledged to make a $60,000 contribution in fiscal 2011. Cabot is one of 17 companies who support scholars through the program. The Board determined that the contributions to WUSTL would not impair Dr. Wrighton’s independence or judgment given that the amount contributed by Cabot was less than 1% of the total contributions made to WUSTL during WUSTL’s 2010 fiscal year. Further, Dr. Wrighton has no personal interest in, nor receives any personal benefit from, these contributions.

In August 2007, we acquired substantially all of the assets of AP Materials, Inc., a development stage enterprise whose assets included an exclusive license from WUSTL to certain intellectual property developed by

WUSTL. In connection with the transaction, the license was assigned to us, and we and WUSTL entered into an amended and restated license agreement under which we agreed to pay WUSTL a percentage royalty on our net sales of certain products made using the licensed intellectual property and on any similar sublicense revenue we receive from any third parties. We have not made any royalty payments under this agreement, and are not required to make any royalty or sublicense payments to WUSTL until we successfully manufacture and sell products covered by the license. The acquisition of AP Materials, Inc. and the license agreement were negotiated on an arms-length basis and without any involvement by Dr. Wrighton. Further, Dr. Wrighton will not receive any personal benefit from these arrangements. The Board determined that, for these reasons and given the dollar amounts involved, Cabot’s license arrangement with WUSTL would not impair Dr. Wrighton’s independence.

Transactions with Related Persons

Policy and Procedures for the Review of Related Person Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related persons” consist of any person who is or was (since the beginning of the fiscal year) a director, nominee for director or executive officer of Cabot, any greater than 5% stockholder of Cabot and the immediate family members of any of those persons. The Governance Committee is responsible for applying the policy with the assistance of our General Counsel.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 with respect to any fiscal year, (2) Cabot is a participant and (3) any related person has or will have a direct or indirect interest (an “interested transaction”).

Under the policy, the following interested transactions have a standing pre-approval from the Governance Committee, even if the aggregate amount is greater than $100,000:

•

Certain sales of stock by executive officers to Cabot. (1) Sales of Cabot stock by an executive officer (including the CEO) to Cabot to pay withholding taxes on vested stock under our long-term incentive program or (2) other sales by executive officers (excluding the CEO) provided that the sale has been approved by our CEO, the per share purchase price is the fair market value of our common stock on the date of sale, the proceeds from the sale to the executive officer do not exceed $500,000, and the sale does not take place during a quarterly blackout period.

•

Certain transactions with other companies. Any transaction between Cabot and another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues, or any transaction where Cabot is indebted to another company if the total amount of Cabot’s indebtedness to the other company does not exceed 1% of that company’s total consolidated assets. In both cases, the pre-approval applies if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares.

•

Employment of executive officers; director compensation. Any employment by Cabot of an executive officer if the related compensation is required to be reported in our proxy statement or if the compensation was approved by our Compensation Committee. Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Other transactions. Competitively bid or regulated public utility services transactions; transactions involving trustee-type services; and transactions where the related person’s interest arises solely from the ownership of our common stock and all common stockholders received the same benefit on a pro rata basis.

Each interested transaction by a related person should be reported to our General Counsel for presentation to the Governance Committee for approval before its consummation or for ratification, if necessary, after its consummation. The Chair of the Governance Committee has the authority to pre-approve or ratify (as applicable) any interested transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an interested transaction, the Governance Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Transactions with Related Persons

Cabot and its subsidiaries had no transactions, nor are there any currently proposed transactions in which Cabot or its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and any related person (as defined above) had or will have a direct or indirect material interest reportable under SEC rules, except as described below.

Under our long-term equity incentive program, employees are permitted to satisfy any withholding tax that may be due upon vesting of shares of restricted stock by selling a portion of that stock back to Cabot. These shares are sold to Cabot at a per share price equal to the closing price of Cabot common stock on the date the shares vest. In accordance with this program, on May 10, 2010, Eduardo E. Cordeiro sold 6,072 shares of Cabot common stock back to Cabot at a per share price of $29.91 for an aggregate dollar value of $181,614. No other executive officer sold shares to Cabot with a dollar value in excess of $120,000.

As described in detail under “Director Independence” above, we have made certain payments to Citigroup where Mr. Zhang is an officer and to Washington University in St. Louis where Dr. Wrighton is Chancellor. The Governance Committee determined that Mr. Zhang and Dr. Wrighton did not have a direct or indirect material interest in any of the payments made by Cabot to their respective organizations.

Non-Executive Chairman of the Board; Executive Sessions

John F. O’Brien serves as Non-Executive Chairman of the Board. Although our Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that this leadership structure is appropriate at this time because it allows our Chief Executive Officer to focus on the strategic and operational aspects of our business, while allowing the Non-Executive Chairman of the Board to provide independent leadership of the Board. Our Board recognizes that future circumstances may lead it to change the leadership structure depending on Cabot’s needs at the time, and as such, believes that it is important to retain flexibility. In the future, if the Chief Executive Officer also serves as Chairman of the Board, our Corporate Governance Guidelines require that an independent director be appointed as lead director to lead the executive sessions of the non-management directors at Board meetings.

The Non-Executive Chairman of the Board is charged primarily with:

•	presiding over meetings of our Board and stockholders, including executive sessions of the non-management directors;

•	serving as an ex-officio member of each Board committee and, upon invitation, attending committee meetings where possible;

•	establishing an agenda for each Board meeting in collaboration with our CEO and meeting with our CEO following each meeting to discuss any open issues and follow-up items;

•	facilitating and coordinating communication among the non-management directors and our CEO and an open flow of information between management and our Board;

•	in collaboration with the Governance Committee, leading our Board’s annual performance review;

•	meeting with each non-management director at least annually;

•	providing assistance to our CEO by attending selected internal business management meetings and meeting with our CEO as necessary;

•	coordinating the periodic review of management’s strategic plan;

•	in collaboration with the Compensation Committee, leading our Board’s review of the succession plans for our CEO and key senior management and coordinating such officers’ annual performance reviews;

•	working with management on effective stockholder communication; and

•	performing such other duties and services as our Board may require.

Director Attendance at Annual Meeting

Recognizing that director attendance at the annual meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting Cabot, we actively encourage our directors to attend the annual meeting. In 2010, all of our directors whose term of office continued after the annual meeting attended the annual meeting.

Code of Business Conduct and Ethics

We have adopted Global Ethics and Compliance Standards, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Global Ethics and Compliance Standards are posted on our website (www.cabot-corp.com) under the caption “About Cabot — Governance.”

Communications with the Board

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Non-Executive Chairman of the Board by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot —Governance — Contacting Cabot’s Board of Directors”; or by writing to Cabot Corporation Board of Directors, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277.

Anyone who has a complaint or concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Chair of the Audit Committee by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contacting Cabot’s Board of Directors”; or by writing to Cabot Corporation Audit Committee, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. All communications to the Board of Directors or the Audit Committee will also be sent to Cabot’s Office of Compliance.

Governance Committee Processes for Director Nominations

Process for Identifying and Evaluating Director Nominees

Generally, the Governance Committee identifies candidates for election to the Board of Directors through the business and other networks of the directors and management. The Committee may also solicit recommendations for director nominees from third-party search firms or any other source it deems appropriate. The Governance Committee’s review and evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and any other considerations that the Governance Committee deems appropriate. Candidates recommended by our stockholders are evaluated on the same basis as candidates recommended by our directors, management, third-party search firms or other sources.

Procedures for Stockholders to Recommend Director Nominees

The Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in our by-laws. Those procedures require a stockholder to notify the Company’s Secretary in writing at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210, of a proposed nominee not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice to the Secretary should include the following:

•	the candidate’s name, age and address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of Cabot stock, if any, beneficially owned by the candidate;

•	the name and address of the stockholder as they appear on Cabot’s books;

•	the class and number of shares of Cabot stock directly or indirectly held of record, owned beneficially and represented by proxy by such stockholder as of the date of the notice;

•

any “derivative security” directly or indirectly owned beneficially by the stockholder and any other “pecuniary interest” or “indirect pecuniary interest” in Cabot stock, as such terms are defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•

a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the candidate and his or her respective affiliates, associates and others with whom any of them are acting in concert, on the other hand;

•	any other information regarding the candidate or stockholder that would be required to be included in a proxy statement relating to the election of directors; and

•

a statement signed by the candidate confirming that, if elected, he or she will comply with Cabot’s Global Ethics and Compliance Standards, Policy on Transactions in Securities, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the directors.

In addition, any person nominated by a stockholder must complete and submit a questionnaire, in a form available from Cabot upon the request of the stockholder, with the notice described above. If the stockholder holds its shares by or through a nominee, the information required to be provided in the notice shall be provided about the person who has the power to direct the voting and disposition of the shares of Cabot stock and who has a pecuniary interest in such shares in lieu of the stockholder.

Board Retirement Policy

The Board of Directors’ retirement policy for non-employee directors requires each director who is not a Cabot employee to submit his or her resignation to the Board prior to, and effective at, the annual meeting of stockholders next following the calendar year of such director’s seventy-second birthday. The Board is authorized to make exceptions to this retirement policy for special circumstances involving the Company. In November 2010, the Board determined it was in the best interest of the Company to make an exception to the retirement policy and requested Dr. Schmitz, age 72, to remain on the Board until his current term of office expires at the 2013 annual meeting. In making this decision, the Board took into consideration Dr. Schmitz’s significant international leadership experience, his deep understanding of international markets and extensive knowledge of the chemicals industry, and his significant experience on and contributions to the Board and the Committees on which he serves.

The Board of Directors also has a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Board (i) prior to and, if accepted, effective at the annual meeting of stockholders following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of Cabot prior to such annual meeting, no later than the date of and, if accepted, effective upon the termination of such director’s employment with Cabot. Each resignation submitted pursuant to this policy is required to specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each case, the Governance Committee will consider the resignation and make a recommendation to the Board. If a resignation submitted pursuant to this policy is not accepted, the employee director is thereafter required to submit his or her resignation annually to the Board of Directors for consideration.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. The Compensation Committee has also reviewed and discussed the CD&A with members of management who are involved in the compensation process.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 and this Proxy Statement.

The members of the Compensation Committee of the Board of Directors have provided this report:

Henry F. McCance, Chair

John S. Clarkeson

Ronaldo H. Schmitz

Mark S. Wrighton

Compensation Discussion and Analysis

Executive Summary

Our Performance for Fiscal 2010. The Company achieved strong financial performance in fiscal 2010 and we believe that our executive officers were instrumental in helping us to achieve these results. Key highlights of our fiscal 2010 performance include the following:

•	We reported strong results in all four quarters and earned a record $248 million in income from operations for the fiscal year

•	Our adjusted earnings per share reached a record level of $3.04 per share

•	We achieved an adjusted return on invested capital of 14%

•	We ended the year with a strong cash balance of $387 million

•	Revenues in our New Business Segment increased 31% from revenues for fiscal 2009

•	We displayed strong execution on our restructuring activities, and captured the full expected value of these activities

•

We continued our investments in emerging markets, doubling our rubber blacks capacity at our plant in Tianjin, China; shipping volumes from our new thermoplastics concentrates manufacturing plant in Dubai; breaking ground on a major expansion of our fumed silica capacity in China; and commencing actions to debottleneck one of our rubber blacks facilities in Indonesia.

The charts below illustrate the Company’s strong financial performance for fiscal 2010, compared to both fiscal 2009 and fiscal 2008, as measured by both adjusted earnings per share (“adjusted EPS”)* and adjusted earnings, before interest, taxes and depreciation (“adjusted EBITDA”)*.

*	In calculating adjusted EPS and adjusted EBITDA, we exclude certain items, meaning items that management considers unusual and not representative of our true underlying business performance. In calculating adjusted EBITDA, we deduct from segment (or business) earnings before taxes and interest, selling and administrative costs not allocated to the segments, and segment depreciation and amortization.

Changes to our Compensation Programs to Increase Pay for Performance Features. In the last two years, we adopted significant changes in our short- and long-term incentive compensation programs to strengthen their pay-for-performance features and to make payments under those programs more objectively determinable. Beginning in fiscal 2010, we changed our long-term incentive (“LTI”) program, which is our principal vehicle for equity awards, so that a significant portion of all LTI awards are performance-based. Our performance-based awards include restricted stock units that vest only if specified performance targets are met, which for fiscal 2010 are adjusted EPS and adjusted ROIC, and stock options. Our retention-based awards consist of time-based restricted stock units. As further described below, the Compensation Committee has established for each executive officer an LTI target award value range that it uses as a guide to establish the value of equity awards that may be granted to the officer for a particular fiscal year. The award value is then delivered with a combination of time-based restricted stock units, stock options, and performance-based restricted stock units. The performance-based restricted stock units are earned on the achievement of annual financial goals over a three- year performance period. These metrics are aligned with our long-term financial goals of improving our after-tax profitability and use of capital, and the targets reflect our goals of achieving, on a sustained basis, adjusted EPS of $3.00 per share by fiscal 2012 and adjusted ROIC of 13% by fiscal 2014.

We also changed our short-term incentive (“STI”) program beginning in fiscal 2009. Under the new program, each executive officer is provided with a target incentive award expressed as a percentage of base salary, which is 100% for Mr. Prevost and 60% for the other named executive officers. Award opportunities range from 0% to 200% of target award levels, with the annual payout based on the achievement of pre-established annual financial metrics and the officer’s overall individual performance. For fiscal 2010, the financial metrics were adjusted EBITDA and net working capital (“NWC”) measured in days. These metrics reflect our near-term business goals, as adjusted EBITDA measures our operating profitability and NWC measured in days reflects how efficiently we manage the day-to-day cash used to run our operations.

Performance-Based Awards and Payouts. Executive compensation for fiscal 2010 aligned well with the objectives of our compensation philosophy and with our performance. In particular, payments made under the STI program, as well as the number of shares earned for the first year of the performance period of the performance-based restricted stock units granted for fiscal 2010, reflect our strong financial performance. The percent of total direct compensation (which consists of base salary, STI and LTI) awarded to our CEO for fiscal 2010 that was performance-based (meaning STI and the grant date value of the performance-based restricted stock units and stock options) was 68%, and the percent of total direct compensation awarded to our other named executive officers for fiscal 2010 that was performance-based was approximately 60%.

For payments made under the STI program, the portion of the award opportunity based on corporate performance paid out at the maximum level because the Company’s adjusted EBITDA and NWC days for fiscal 2010 exceeded the maximum performance goals established by the Committee. The balance of the STI awards made to each named executive officer reflected each officer’s strong individual performance and leadership during the year. The total STI award paid for the year to our CEO was 188% of his target award opportunity and for our other named executive officers ranged from 182% to 194% of their target award opportunities.

The LTI awards made in November 2009 for fiscal 2010 were at the low end of their target value range for each officer, reflecting, in part, external competitive market data at that time. The Committee also took into account the impact the awards would have on future share availability in light of our low stock price at the time.

Lifting of Salary Freeze in Light of Improved Economic Conditions. Improved economic conditions permitted us to begin reinstating our annual salary review process in calendar 2010 (after freezing salaries in fiscal 2009), and each of our named executive officers received an increase in his base salary for 2010, with the exception of Mr. Miller, whose employment with Cabot commenced in September 2009. The increases reflected the individual performance of the executive, internal equity considerations, external competitiveness, and individual job responsibilities. Base salary increases from calendar 2009 to calendar 2010 for our named executive officers averaged 7.5%. Mr. Prevost’s salary increase was 6.25%.

The first part of the remainder of this Compensation Discussion and Analysis (“CD&A”), entitled “Compensation Philosophy, Objectives and Process”, discusses in greater detail the goals of our compensation program for executives and the structure in place to align our program with those objectives. The second part, “Description of the Structure of each Element of Compensation”, provides an overview of the programs we have in place to compensate our executives and an analysis of the function of each program in achieving our compensation objectives. The third part, “2010 Compensation Analysis”, provides an analysis of compensation decisions for fiscal 2010.

Compensation Philosophy, Objectives and Process

Continuing to position Cabot for future success requires high caliber talent to support our strategy and deliver earnings growth through leadership in performance materials. Our executive compensation program is designed to provide a competitive and internally equitable compensation and benefits package that rewards individual and Company performance, and reflects job complexity and the strategic value of the individual’s position while ensuring long-term retention and motivation. We seek to accomplish these goals in a way that is aligned with the long-term interests of our shareholders.

To achieve these goals, our executive compensation program follows these principles:

•	Offer a total compensation and benefits opportunity that is competitive in our industry

•	Reward executives based on our business performance by closely aligning the compensation paid to our executives with the performance of the Company on both a short- and long-term basis

•

Set performance goals that do not promote excessive risk while supporting the Company’s long-term financial goals of achieving, on a sustained basis, (i) adjusted EPS of $3.00 per share by fiscal 2012, and (ii) adjusted ROIC of 13% by fiscal 2014

•	Motivate individual performance by rewarding the performance and specific achievements of individual executives and their demonstration of leadership

•	Align the financial interests of our executives and our stockholders through equity grants and share retention guidelines

The Compensation Committee

As discussed under “The Board of Directors and its Committees — Compensation Committee”, on page 6, the Compensation Committee is charged with all compensation actions related to members of the Company’s Executive Committee, which consists of Mr. Prevost and the 10 officers of the Company who report directly to him. The Compensation Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which can be found at www.cabot-corp.com under “About Cabot — Governance.”

Role of the Compensation Consultant

The Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. PM&P reports directly to the Compensation Committee and does not provide any other services to Cabot. When directed to do so by the Committee, PM&P worked cooperatively with Cabot’s management to develop analyses and proposals for presentation to the Committee. The Committee generally relies on PM&P to provide it with comparison group market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, and to review the Committee’s proposed compensation decisions. PM&P does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide external competitive market award data for the Committee and our CEO to consider. In fiscal 2010, the consulting services provided by PM&P also included providing advice to the Committee and management in connection with the implementation of our new long-term incentive compensation program, reviewing the composition of the compensation peer group and providing advice on whether our compensation policies and practices created any material risks.

PM&P attends all regularly scheduled meetings of the Compensation Committee as well as most of the preparatory meetings with the Committee Chair. PM&P attends executive sessions of the Committee as requested by the Committee.

In fiscal 2010, management retained Mercer Consulting to review the competitiveness of our executive benefits program. No changes to these benefits were made during the fiscal year.

Role of the Chief Executive Officer and Other Officers

Our CEO and the Company’s Vice President of Human Resources, working with internal resources as well as PM&P, design our executive compensation programs and recommend modifications to existing, or the adoption of new, plans and programs. In addition, our CEO recommends to the Committee the performance metrics used to determine payouts under our short- and long-term incentive compensation programs, and each executive officer’s individual performance goals are jointly developed by the executive and the CEO.

Before the Committee makes compensation award decisions, the CEO provides his assessment of each executive officer’s performance, other than his own, addressing such factors as the officer’s achievement of individual goals, leadership accomplishments, contribution to Cabot’s performance and the achievement of Company goals, areas of strength and areas for development. He then makes specific award recommendations. In preparing compensation recommendations for the Committee, our CEO and Vice President of Human Resources and other internal resources review compensation and survey data compiled by PM&P for similarly-situated executives at our peer group of companies and specific external competitive market award data provided by PM&P. Mr. Prevost attends Compensation Committee meetings but is not present for, and does not participate in, the discussions concerning his own compensation. All decisions relating to the compensation of our executive officers are made solely by the Committee and are reported to the full Board of Directors.

Use of Benchmarking Comparison Data

The Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are each competitive with comparable positions at a group of comparable companies.

We believe this allows us to successfully attract and retain the high caliber and experienced executive talent critical to our long-term success. To gauge the reasonableness and competitiveness of executive compensation determinations, the Committee considers compensation data for similarly-situated executives at a comparison group of companies, which we refer to as our peer group. The comparison group consists of companies in the chemical, industrial non-durable goods industry with comparable revenues and market capitalization to Cabot.

The Committee, with input from management and PM&P, annually reviews the companies included in our peer group and may add or eliminate companies as determined appropriate. No changes were made in the peer group for fiscal 2010, which consisted of: A. Schulman, Inc., Albemarle Corp., Arch Chemicals Inc., Cytec Industries Inc., Ferro Corp., FMC Corp., H.B. Fuller, Lubrizol Corp., OM Group, Inc., PolyOne Corp., Rockwood Holdings, RPM International Inc., Sigma-Aldrich Corp., and W.R. Grace & Co. We believe the peer group is large enough to provide reliable benchmarking data regarding market values and practices.

The Committee and management also consider compensation survey data. The survey data used is based on information reported in various Watson Wyatt, Mercer Human Resources Consulting and Towers Perrin surveys. For positions where peer group and survey data are available, the data is averaged to provide a market composite perspective for compensation other than long-term incentive compensation.

Factors Considered in Determining Amounts of Compensation

The key factors the Committee considers in determining an executive officer’s total compensation opportunity include the executive officer’s role and level of responsibility, performance, leadership and experience, employee retention, internal equity (the relationship of pay among the executive officers in the context of the criticality of each position within Cabot) and external competitiveness. The actual compensation for each executive officer may be above or below the officer’s target compensation opportunity and above or below the intended market level depending largely on the degree to which Company and individual performance objectives are achieved.

In addition to the significant changes we adopted in fiscal 2010 in the design of our short- and long-term incentive compensation programs, the Compensation Committee is rebalancing the allocation of total direct compensation paid to our executive officers. Historically, base salaries and short-term incentive compensation have been below mid-market of the benchmarking data and long-term incentive compensation has been at approximately the 75th percentile of the benchmarking data. The Compensation Committee intends, over time, to set our executives’ base salaries and short-term incentive payouts at the target level generally at the mid-market of the benchmarking data and target long-term incentive award values generally at the 65th percentile of the benchmarking data. With these changes, slightly less emphasis will be placed on long-term equity awards than in the past, which will result in what the Committee believes is a more appropriate balance between short- and long-term incentive compensation for the Company.

At least annually the Committee reviews tally sheets that detail all elements of an executive officer’s compensation and benefits for the current and immediately prior fiscal years, as well as a projection of compensation for the upcoming year. The tally sheets currently include the executive officer’s base salary, short-term incentive compensation awards, the value of long-term incentive awards at the time they were awarded, any unrealized gain on unvested long-term incentive awards at the end of the fiscal year, dividends or dividend equivalents paid on unvested awards, the value of accrued benefits under the Retirement Savings Plan, the Cash Balance Plan and the Supplemental Retirement Plans, the value of health, disability and life insurance and of financial planning assistance, and amounts payable upon termination of employment, including upon a change in control. The tally sheets are provided to the Committee as a means to review the total compensation and benefits package and the impact of compensation decisions on each relevant element. After reviewing the tally sheets, the Compensation Committee made no changes to the current compensation program or any individual executive officer’s proposed compensation for 2010 in light of the information set forth in the tally sheet.

The Committee begins its formal review of executive compensation annually in September and makes final decisions about each component of our compensation program annually in November. Specifically, each November, the Committee (i) determines any adjustments to base salaries, with any adjustment made to be effective the following January, (ii) sets corporate performance metrics applicable to the short- and long-term incentive programs for the new fiscal year, (iii) makes long-term incentive awards, and (iv) establishes compensation goals and maximum payment levels under the Short-term Incentive Compensation Plan described below for the new fiscal year for each named executive officer. The annual compensation process also concludes at the Committee’s meeting in November, when the Committee evaluates the Company’s performance against criteria set for the just-concluded performance period, and on this basis grants awards under the STI program and determines the number of shares earned under the performance-based restricted stock units for the relevant year of the performance period under the LTI program.

Developing Company Performance Metrics

The performance metrics we set support our short and long-range plan and business strategy. We have selected two financial metrics for our short-term incentive plan and two different financial metrics for our long-term incentive plan because we believe no one metric is sufficient to capture the performance we are seeking to achieve on both a short- and longer-term basis, and any metric in isolation is unlikely to promote well-rounded management performance. In setting our short and long-range performance metrics, we begin with our annual and long-range business plans and consider other factors including our past variance to targeted performance, economic and industry conditions and industry sector performance. We set challenging, but realistic, goals for the Company and our executives to drive the achievement of our short- and long-term goals. We recognize that the metrics we use may need to change over time to reflect new priorities and business circumstances. Accordingly, we expect to reassess the performance metrics annually.

In 2010, the Committee selected adjusted EBITDA and net working capital as the metrics for our short-term incentive plan awards and adjusted EPS and adjusted ROIC as the metrics for our long-term incentive awards. Adjusted EPS, adjusted EBITDA and adjusted ROIC differ from their US GAAP equivalents in that they exclude the effect of certain items, meaning items that management considers unusual and not representative of our true underlying business performance. Historically, these certain items principally have related to restructuring actions and certain environmental and legal matters. Because we believe these adjusted measurements help evaluate the underlying performance of our business, we use these measurements to evaluate management performance and to determine appropriate levels of compensation.

Description of the Structure of each Element of Compensation

Our executive compensation program consists of three primary components: base salary, short-term incentive bonuses, and long-term incentive compensation. In addition to these primary components, we provide our executives with retirement, severance, health and other personal benefits described below.

Base Salary

Base salary provides a secure base of compensation in an amount that recognizes the role and responsibility of the executive officer, as well as his experience, performance and contributions. The Committee considers base salary increases for our executive officers, including the named executive officers, annually. The amount of any increase is based primarily on the named executive officer’s performance, the level of his responsibilities, internal equity considerations and the external competitiveness of his base salary and overall total compensation. The Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions.

Short-Term Incentive Compensation

Our annual short-term incentive program is designed to motivate and reward our executive officers in achieving the Company’s short-term financial and operational objectives and the executive’s individual goals. Our Short-Term Incentive Compensation Plan (the “Plan”) is designed to comply with Internal Revenue Code Section 162(m) and thereby allow for the full tax deduction for annual incentive payments made under it. This Plan defines a maximum amount for the awards that can be paid to our CEO and the other named executive officers. For fiscal 2010, if EBITDA (excluding certain items, depreciation and amortization) divided by our consolidated capital spending (excluding acquisitions) was greater than one, executive officers would be entitled to earn awards under the Plan and the awards would be initially determined at maximum. This goal was achieved. The Committee then determined the amount of the annual incentive awards that would actually be paid to the named executive officers, which was less than the Plan maximum, based on the achievement of pre-established corporate and individual goals, as described below. For our executive officers, 70% of their award is based on the degree to which these corporate performance goals are achieved and 30% is based on their individual performance and achievements. For our 2010 fiscal year, the two financial metrics used to measure corporate performance for determining payouts were: (i) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), which had a 65% weighting and (ii) net working capital (“NWC”) measured in days, which had a 35% weighting. These metrics and their assigned weights reflect our near-term business goals, as adjusted EBITDA measures our operating profitability and NWC measured in days reflects how efficiently we manage the day-to-day cash used to run our operations. In calculating adjusted EBITDA, we exclude certain items that are unusual or infrequent and that we do not believe reflect our true underlying business performance. These certain items are disclosed in our quarterly reports on Form 10-Q and our annual reports on Form 10-K.

The annual target incentive opportunity for our named executive officers is expressed as a percentage of base salary. The actual short-term cash incentives paid to an executive can range from 0% to 200% of his target and depends on the degree to which the corporate performance goals are attained and on his individual performance.

With respect to the corporate goals, threshold, target and maximum goals for each of adjusted EBITDA and NWC are established by the Committee. If the target performance for a corporate metric is achieved, 100% of the target bonus opportunity applicable to that metric is payable. If threshold performance is achieved, 50% of the target bonus opportunity applicable to that metric is payable, and if the maximum performance is achieved or exceeded, 200% of the target bonus opportunity applicable to that metric is payable. The payout on performance between these points is interpolated on a straight line basis. If threshold performance is not achieved, none of the target bonus opportunity applicable to the metric is payable. Furthermore, if the threshold adjusted EBITDA goal is not achieved, none of the target bonus opportunities applicable to either corporate performance objective is payable. Even if the corporate financial goals are achieved, the Committee nonetheless retains discretion to decrease the amount of the awards based on our corporate performance, including goals in the safety and environmental areas and with respect to customers and innovation.

As explained above, 30% of an executive officer’s target bonus relates to individual job performance, and the actual amount paid on this basis can range from 0% to 200% of that 30% target bonus. At the beginning of the fiscal year, the Compensation Committee, with input from the other independent directors, establishes the personal objectives for our CEO, and each executive develops with the CEO his personal objectives for the year. In assessing each named executive officer’s individual performance, the Committee considers the officer’s personal achievements, including his achievements against his personal objectives, as well as his individual contributions to the management team, leadership and management of his business, region or function.

The Committee does not assign specific numerical weightings or ratings to the individual goals and the performance of each officer is evaluated as a whole. Furthermore, there are no formal threshold levels of achievement applicable to the individual performance component of the short-term incentive program.

Ultimately, the determination of the payout of the portion of the total bonus paid for individual performance is based on the subjective judgment of the Committee after reviewing all factors.

The threshold financial metrics established for fiscal 2010 and the amounts paid for fiscal 2010 are described below under 2010 Compensation Analysis.

Long-Term Incentive Compensation

We believe it is important to provide our executives with a long-term incentive to promote retention, incent sustainable growth and long-term value creation, and to further align the interests of our executives with those of our shareholders by exposing the executive to stock price changes during the performance and vesting periods.

The Compensation Committee has established for each executive officer an LTI target award value range that it uses as a guide to establish the value of equity awards that may be granted to the officer for a particular fiscal year. The LTI target award value range for each executive officer is based on a variety of considerations and data, including information obtained from PM&P regarding current equity incentive compensation grant practices for comparable positions at companies in Cabot’s peer group and from compensation survey reports. The Committee uses the competitive market information to gain a general understanding of competitive equity compensation practices, and the award range value as a guide to establish the value of equity awards to be granted in a particular year. When making long-term incentive awards, the Compensation Committee first determines the total value of the award, based on the LTI target value award range and competitive market data, and then delivers that value in three components: performance-based stock units representing 35% of the value of the award, stock options representing 35% of the value of the award, and time-based stock units representing 30% of the value of the award.

The performance-based restricted stock unit awards vest at the end of three years, and the number of shares issuable, if any, when the award vests, will depend on the degree of achievement of corporate performance metrics for each year within the three-year performance period. Based on the degree to which we achieve the performance metrics, an executive may earn between 0% and 150% of the number of stock units allocated to this portion of his award. For 2010 awards, the two financial metrics used to measure corporate performance are: (i) adjusted EPS, which has a 65% weighting, and (ii) adjusted ROIC, which has a 35% weighting. In calculating whether the EPS and ROIC goals have been met, we exclude certain items, meaning items that management considers unusual and not representative of our true underlying business performance. Historically, these certain items principally have related to restructuring actions and certain environmental and legal matters, and are disclosed in our quarterly reports on Form 10-Q and our annual reports on Form 10-K. Threshold, target and maximum goals were established for these metrics for each year in the three-year performance cycle, and will be used to calculate the number of shares that will be issuable for a particular year when the award vests. If performance against a financial metric established for the year is at the target level, 100% of the shares subject to the metric will be issuable. If performance is at the maximum level or above, 150% of the shares subject to the metric will be issuable, and if performance is at the threshold level, 50% of the shares subject to the metric will be issuable. For performance between the threshold, target and maximum levels, a percentage interpolated on a straight-line basis will be used to calculate the number of shares issuable. If threshold performance is not achieved, none of the shares subject to the metric will be issuable. In valuing the performance-based stock units for granting purposes, the Committee assumes that the Company will achieve target performance against the financial goals.

The stock options are granted with an exercise price equal to 100% of the closing price of Cabot’s common stock on the date of grant. The stock options vest over a three-year period (30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant) and have a ten-year term.

The time-based stock units vest in their entirety at the end of three years. During the restricted period, each time-based stock unit entitles the executive to receive dividend equivalents, payable in cash, when and if dividends are declared and paid on the Company’s outstanding shares of common stock. The objective of providing such dividend equivalent payments is to help focus our executives on, and to reward them for, managing the business to produce cash that is capable of being distributed to shareholders in the form of a dividend. Dividend equivalents also mirror the income generation associated with stock ownership.

When the stock units vest, they will be converted to shares of Cabot common stock. Unless otherwise determined by the Compensation Committee, if the executive leaves Cabot prior to the end of the vesting period for any reason other than death or disability, unvested stock options and unvested stock units will be forfeited.

We believe these equity incentive awards will be effective in achieving our compensation objectives (such as rewarding performance and the execution of our business strategy, employee retention and attraction, and aligning the interests of our executives with our shareholders). All of the awards promote alignment with our shareholders in share price appreciation. In addition, performance-based restricted stock units reward performance and the execution of our goal to deliver year-over-year growth in earnings and to increase the operating profit we generate relative to the capital we invest in our businesses. Time-based restricted stock units encourage retention by providing some level of value to executives who remain employed for three years regardless of our financial performance at any given time. Restricted stock units also support an ownership culture and encourage our executives to take actions that are best for Cabot’s long-term success. The multi-year vesting conditions applicable to all of these awards also encourage retention. Importantly, although each of these equity awards provides a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the degree to which we achieve objectively measurable performance metrics and the market value of our common stock after the end of the vesting period. That value will be largely dependent upon our performance, our stock price appreciation and market dynamics.

Risk Assessment

We believe our approach of setting goals based on multiple performance criteria, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, under our incentive compensation programs we use multiple financial metrics to determine award amounts and the financial metrics are different for the STI and LTI programs. Although the corporate performance metrics that determine payouts under these programs for certain business segment leaders are based in part on the achievement of business segment metrics, the metrics that determine payouts for our executive officers are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Cabot and our shareholders as a whole. Our Compensation Committee reviews and approves the design, goals and payouts under our short-and long-term incentive plans and approves each executive officer’s compensation. In addition, the Committee retains discretion to reduce STI awards in appropriate circumstances. The mix of types of equity awards used under our long-term incentive program, including full value awards, also mitigates risk. Further, to reduce the likelihood of inappropriate risk-taking and to account for the time horizon of risk, we have a share ownership policy, cap payments under our annual STI program and our performance-based restricted stock units and impose multi-year vesting on our equity awards.

Share Ownership Guidelines

To further align the interests of our executives and our stockholders, in November 2008 we adopted share ownership guidelines for members of our Executive Committee. Under our guidelines, we expect our CEO to have equity ownership in the Company in the range of five times his base salary, and each other officer who reports directly to the CEO to have equity ownership in the Company in the range of three times his base salary. Officers who were members of the Executive Committee at the time these guidelines were adopted are expected to achieve them by November 2013, five years after their adoption. New members of the Executive Committee are expected to achieve these ownership guidelines within a five-year period.

Recoupment of Compensation

As required by the provisions of the Dodd-Frank Act, the Company plans to adopt a policy to recover incentive-based compensation from our executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements. The SEC will be issuing rules implementing these provisions of the Dodd-Frank Act and, therefore, the Company believes it is prudent to wait to adopt a recoupment policy until the SEC issues these rules to ensure the policy we adopt complies with the SEC’s rules.

Retirement and Other Benefit Programs

The named executive officers participate in the full range of benefits and are covered by the same retirement and health and welfare plans and on the same terms as provided to all full-time U.S. salaried employees (with certain exceptions for employees covered by collective bargaining agreements).

Retirement Plans. The U.S. retirement plans have been designed to work with Social Security to replace 70-80% of pre-retirement base pay for an employee working for Cabot for 30 years and retiring at age 65. The benefits consist of matching contributions and ESOP allocations under the Company’s tax-qualified Retirement Savings Plan (“RSP”) (a defined contribution plan), and quarterly accruals under the Company’s tax-qualified Cash Balance Plan (a hybrid pension plan). In addition, we provide benefits to our executives under the Supplemental RSP and Supplemental Cash Balance Plan, which allows us to provide benefits comparable to those that would be available under the tax-qualified plans if the maximum limits established by ERISA and the Internal Revenue Code did not apply. These supplemental plans use the same benefit formulas as the qualified plans, and use the same types of compensation to determine benefit amounts.

Change in Control Severance Plan. We provide severance benefits under our Senior Management Severance Protection Plan (the “Severance Plan”) to all of our executive officers and certain other senior-level executives if their employment is terminated following a change in control. The Severance Plan has a “double trigger”, meaning that benefits are paid only in the event the participant is involuntarily separated from Cabot in the two-year period following a change in control. The benefits provided are in an amount equal to one times the executive’s salary plus bonus, a pro rata bonus and the continuation of benefits for one year. In addition, the Company is required to make an additional payment to the participant equal to any excise tax payable by the participant on the severance benefit or on any other benefit or payment provided by the Company to the participant in the event of a change of control of the Company. This “gross up” provision addresses the potentially unequal and discriminatory impact of the application of the excise tax rules on our executives and is intended to ensure that the benefit received by all executives is consistent. We provide these severance benefits because we believe that some severance arrangements and financial protection in the event of a change in control is necessary to enable executives to maintain their focus on Cabot and its business during a time that might otherwise be distracting. The Severance Plan currently covers nineteen employees.

Deferred Compensation Plan. Our Deferred Compensation Plan permits eligible employees, including our named executive officers, to voluntarily defer up to 50% of their salary and any short-term incentive bonuses and to receive a return based on the Moody’s Corporate Bond Rate. The ability to defer income is provided to executive officers as a way to assist them to save for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and we may use the cash that has been deferred for our general corporate purposes. For a more detailed discussion of our deferred compensation arrangements see the “Nonqualified Deferred Compensation” table and the accompanying narrative beginning on page 48.

Death Benefit Protection. The death benefit protection plan provides our executives with a death benefit equal to three times the executive’s base salary, payable to his beneficiary at the time of his death.

Perquisites. We provide our executive officers a modest level of perquisites, consisting principally of financial planning services and an annual executive physical examination. We provide these benefits to help our executives maintain their health and manage their finances, in both cases so that they are able to focus their attention on Cabot’s business.

2010 Compensation Analysis

Base Salary

In light of the economic conditions affecting Cabot at the end of calendar 2008, in calendar 2009 we froze salaries except in cases where an individual’s job responsibilities increased significantly. Improved economic conditions permitted us to begin reinstating annual performance-based salary increases in calendar 2010, and each of our named executive officers received an increase in his base salary for 2010, with the exception of Mr. Miller, whose employment with Cabot commenced in September 2009. The increases reflected their individual performance, internal equity considerations, external competitiveness, and individual job responsibilities. Base salary increases from calendar 2009 to calendar 2010 for our named executive officers averaged 7.5%. Mr. Prevost’s salary increase was 6.25%. With these increases, base salary levels of our named executive officers for 2010 were at or below the 40th percentile of the market composite data.

Short-Term Incentive Compensation Payouts

The Compensation Committee set performance goals for the 2010 STI program based on adjusted EBITDA and net working capital (NWC) days.

The target bonus for Mr. Prevost is 100% of his base salary and his maximum bonus is 200% of base salary. The target bonus for each of the other named executive officers is 60% of his base salary, with a maximum of 120% of his base salary. For our executive officers, 70% of their award is based on the degree to which the corporate performance goals are achieved and 30% is based on their individual performance and achievements.

For fiscal 2010, the Compensation Committee established the following mix of Company performance measures for the STI program:

Objective	Weight
Increase in adjusted EBITDA	65%
Decrease in NWC days	35%

The targets for each criterion are set by the Committee, taking into consideration our expected performance based upon our business plan and recommendations from management. The financial targets for the 2010 incentive awards were established in November 2009, at a time when we had experienced a significant decline in our profitability from weak demand in all of the end markets in which we operate from the global economic slowdown and credit crisis. In light of these conditions and significant uncertainty concerning the strength of the broad economic environment and the timing of any recovery, the Committee set targets intended to drive the achievement of our short- and long-term goals and also offer our executive officers a competitive compensation opportunity in our industry.

The following table sets forth the threshold, target, and maximum levels for the adjusted EBITDA and NWC measured in days metrics for 2010. The portion of the award opportunity based on our corporate performance (70% of the target) paid out at the maximum level because the Company’s adjusted EBITDA and NWC days for fiscal 2010 exceeded the maximum performance goals established for the 2010 STI program.

2010 Short-Term Incentive Plan Company Targets and Results

	Threshold Level	Target Level	Maximum Level	2010 Results	Percent Payout
Adjusted EBITDA	$250 million	$300 million	$350 million	$442 million	200%
Net Working Capital Measured in Days	114 days	111 days	107 days	94 days	200%

In calculating adjusted EBITDA, we deduct from segment (or business) earnings before taxes and interest, selling and administrative costs not allocated to the segments, and segment depreciation and amortization. We also exclude certain items, meaning items that management considers unusual and not representative of our true underlying business performance.

For fiscal 2010, under the short-term incentive compensation program the Committee awarded Mr. Prevost $1,600,000, reflecting the Company’s financial performance and Mr. Prevost’s exceptional performance against his individual goals and leadership in the following areas:

•	All key goals regarding each major component of Safety, Health and Environmental performance were achieved or exceeded;

•	All key financial performance goals for the Company exceeded the maximum, including record EPS and record adjusted EBITDA;

•	Successful execution of the business restructuring plans that were initiated in 2009;

•	Strategic investment in Research and Development (R&D), including product and process technology and new business acquisition;

•	Leading a performance-based culture and demonstrating a stronger link between compensation and performance for key leadership positions across the Company; and

•	Building and developing a strong executive management team.

Mr. Prevost reviewed with the Committee his assessment of each named executive officer’s overall performance, including accomplishments against objectives established for fiscal 2010. In addition to each individual’s contribution to the Company’s record SH&E and financial performance, the Committee identified the following significant accomplishments for each individual:

Eduardo Cordeiro, EVP and Chief Financial Officer

•	Leadership for corporate strategy and execution, including restructuring initiatives;

•	Improved the financial control environment as demonstrated through audit results; and

•

Strengthened the corporate balance sheet, including successful reduction in net working capital, cash management efforts, corporate tax initiatives and renewed the corporate external credit arrangements through a new revolving credit facility.

Dave Miller, EVP and General Manager — Core Segment / Americas Region

•	Leadership in designing and implementing a new organizational structure and asset optimization plan for the Core Segment;

•	Increased focus on manufacturing and supply chain excellence;

•	Execution of key strategic initiatives, including significant reduction in contract pricing lag in major carbon black customer contracts; and

•	Achieving operational improvements, including cost reduction and manufacturing optimization targets across all segment businesses.

Brian Berube, VP and General Counsel

•	Improved Law Department processes and enhanced legal support to the businesses and regions resulting in improved quality and efficiency of legal services;

•	Leadership in corporate governance and compliance matters;

•	Successful management of complex litigation matters; and

•	Sound advice to senior management and the Board.

Sean Keohane, VP and General Manager — Performance Segment

•	Leadership in designing and implementing a new organizational structure for the Performance Segment and in building and developing a strong management team;

•	Developed and implemented strategies for sales, marketing, product management and asset optimization;

•	Enhanced applications development capabilities to meet customer needs; and

•	Successful startup and integration of new global capacity expansion in emerging markets.

Based on the Company’s financial performance and the individual performance and accomplishments of each officer, for fiscal 2010, Mr. Cordeiro was awarded $454,000, Mr. Miller was awarded $400,000, Mr. Berube was awarded $365,000 and Mr. Keohane was awarded $373,000 under the short-term incentive compensation plan.

Long-Term Incentive Compensation Awards

The Compensation Committee has established an LTI award value range for each executive officer based on a variety of considerations and data, including information obtained from PM&P regarding current equity incentive compensation grant practices for comparable positions at companies in Cabot’s peer group and from compensation survey reports. The Committee uses the external competitive market information to gain a general understanding of competitive equity compensation practices, and the award range value as a guide to establish the value of equity awards to be granted in a particular year. Actual award values for each fiscal year are then based on the Committee’s subjective analysis of a variety of factors. These factors include an assessment of the individual’s position, role and responsibilities within the Company, the overall competitiveness of his total direct compensation, internal equity considerations based primarily on job responsibilities and experience, and retention concerns. The Committee also considers the impact of the grants on equity incentive plan share usage, share dilution and the Company’s compensation expense.

The LTI awards made in November 2009 for fiscal 2010 were at the low end of their target value range for each officer, reflecting, in part, external competitive market data at that time. The Committee also took into account the impact the awards would have on future share availability in light of our low stock price at the time. The number of time-based restricted stock units, stock options and performance-based restricted stock units issued for fiscal 2010 are set forth in the “Grant of Plan-Based Awards Table” on page 42.

As explained above, the performance-based restricted stock units vest at the end of three years, but the number of shares issuable, if any, when the award vests, will depend on the degree of achievement of annual corporate performance metrics within the three-year performance period. Based on the degree to which we achieve the performance metrics, an executive may earn between 0% and 150% of the number of stock units allocated to this portion of his award. The following table shows the Company goals and their weighting set by the Committee for year one of the 2010 performance-based restricted stock units, our degree of attainment of these goals and the percent of the award earned.

Company Targets and Results for Year One

of 2010 Performance-Based Restricted Stock Units

	Weight	Threshold Level	Target Level	Maximum Level	2010 Results	Percent Earned
Adjusted EPS	65%	$1.00	$1.50	$2.00	$3.04	150%
Adjusted ROIC	35%	6%	8%	11%	14%	150%

In calculating adjusted EPS and adjusted ROIC we exclude certain items, meaning items that management considers unusual and not representative of our true underlying business performance.

Employment Arrangements

Our named executive officers each serve without an employment agreement and their compensation is set by the Committee as described above.

When Mr. Prevost joined Cabot in January 2008, he and the Company entered into an agreement under which the Company issued certain equity awards to Mr. Prevost and that entitled Mr. Prevost to certain payments if his employment with Cabot was terminated before January 1, 2011. The compensation arrangements contained in the agreement terminated on January 2, 2011. The terms of the outstanding equity grants at September 30, 2010 are reflected in the “Outstanding Equity Awards at Fiscal Year-End Table” on page 44, and the payments Mr. Prevost would have been entitled to receive under the agreement are reflected in the table titled “Potential Payments Upon Termination or Change-in-Control Table” on page 51.

When Mr. Miller joined Cabot in September 2009 he and the Company entered into an agreement under which the Company issued certain equity awards to Mr. Miller and that entitled Mr. Miller to certain payments if his employment with Cabot was terminated before September 14, 2010. The equity grants, which vest through September 2012 (assuming Mr. Miller’s continued employment with the Company) are reflected in the “Outstanding Equity Awards at Fiscal Year-End Table” on page 44. The severance provisions of Mr. Miller’s agreement terminated on September 14, 2010.

Practices Regarding the Grant of Equity Awards

The Committee has generally followed a practice of making all equity grants to executive officers on a single date each year, which, historically, has been the day of the Committee’s regularly scheduled meeting in May. Beginning in fiscal year 2010, annual equity grants will be made at the Committee’s regularly scheduled meeting in November to align the timing of grants with our fiscal year, most importantly for the performance-based restricted stock units, which are measured on a fiscal year basis. The November meeting usually occurs within 2 or 3 weeks following our release of earnings for our fourth fiscal quarter. The closing price of Cabot stock on the NYSE on the date grants are approved by the Compensation Committee determines the exercise price of options. From time to time, the Committee makes equity awards outside of the annual grant program for recruiting or retention purposes. We do not have a program, plan, or practice to time “off-cycle” awards in coordination with the release of material non-public information and these awards are effective on the later of the Compensation Committee approval of the grant or the date the executive officer’s employment commences. Other than shares issued in connection with new hires, no off-cycle awards were granted in fiscal year 2010.

Securities Trading Policy

The Company has a policy that prohibits executives from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and “put” and “call” options. In addition, this policy is designed to ensure compliance with all insider trading rules.

Tax and Accounting Information

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its CEO and any of its other three named executive officers (excluding the Chief Financial Officer). This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based compensation.” For 2010, our stock options and short-term incentive compensation payments to those officers were tax-deductible compensation under Section 162(m).

Our restricted stock and restricted stock units, as currently structured, are not considered performance-based for purposes of Section 162(m) of the Internal Revenue Code. Therefore, the value of those equity awards, in combination with the amount of salary, in excess of $1,000,000 paid to our Chief Executive Officer and the three highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer, is not tax deductible by us.

The Severance Plan includes a gross up provision in an amount equal to any excise tax payable by the named executive officer on the severance benefit paid under the plan or on any other benefit or payment provided by the Company to the named executive officer in the event of a change in control of the Company.

Summary Compensation Table

The following table and footnotes describe the compensation for Patrick M. Prevost, our Chief Executive Officer; Eduardo E. Cordeiro, our Chief Financial Officer; and the other three most highly compensated executive officers who were serving as executive officers as of September 30, 2010 (collectively, the “named executive officers”). A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 25.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Patrick M. Prevost President and CEO	2010	837,500	—	1,678,802	1,117,755	1,600,000	127,528	256,798	5,618,383
	2009	800,000	—	—	1,318,397	—	62,001	101,018	2,281,416
	2008	596,923	1,150,000	2,898,000	—	—	19,070	488,883	5,152,876
Eduardo E. Cordeiro Executive Vice President and CFO	2010	387,500	—	371,852	247,979	454,000	70,354	129,065	1,660,750
	2009	359,057	—	—	307,626	77,000	67,327	60,779	871,789
	2008	318,269	150,000	1,031,780	—	—	399	83,331	1,583,779
David A. Miller Executive Vice President and General Manager, Core Segment and Americas Region	2010	360,000	—	371,852	247,979	400,000	31,648	209,584	1,621,063
	2009	13,846	—	—	260,030	—	—	31,043	304,919
Brian A. Berube Vice President and General Counsel	2010	332,500	—	279,521	186,539	365,000	68,787	109,497	1,341,844
	2009	325,000	—	—	197,760	51,000	75,487	52,179	701,426
	2008	318,269	100,000	672,900	—	—	226	63,810	1,155,205
Sean D. Keohane Vice President and General Manager, Performance Segment	2010	312,500	—	279,521	186,539	373,000	43,069	104,882	1,299,511
	2009	275,000	—	—	219,733	51,000	32,424	43,791	621,948

1.	In fiscal 2010, the amounts reported in this column reflect the aggregate grant date fair value for time-based and performance-based restricted stock units computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value per unit is equal to the closing price of Cabot common stock on the date of grant, less a discount in the case of performance-based restricted stock units as these awards do not receive dividends or dividend equivalents until they vest. The discount is calculated by taking the expected dividend payments during the vesting period and discounting back to the grant date using the established risk free interest rate. The grant date fair value of awards subject to performance conditions assumes that the target level of performance is achieved and is as follows: Mr. Prevost: $863,922; Mr. Cordeiro: $191,282; Mr. Miller: $191,282; Mr. Berube: $142,936; and Mr. Keohane: $142,936. If the highest level of performance were to be achieved for these awards, the grant date fair value of awards subject to performance conditions would be as follows: Mr. Prevost: $1,295,883; Mr. Cordeiro: $286,923; Mr. Miller: $286,923; Mr. Berube: $214,404; and Mr. Keohane: $214,404.

In fiscal 2008, the amounts reported in this column reflect the aggregate grant date fair value for restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For Messrs. Cordeiro and Berube, the grant date fair value per share is equal to the closing price of Cabot common stock on the date of grant, less the amount they paid for the shares under the terms of our 2006 Long-Term Incentive Plan. Mr. Prevost’s shares were granted with no purchase price in connection with the commencement of his employment with Cabot under the terms of his offer letter with Cabot and the grant date fair value per share is equal to the closing price of Cabot common stock on the date of grant.

2.	The amounts reported in this column reflect the aggregate grant date fair value for stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the Black-Scholes option-pricing model. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note N to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2010.

3.	The amounts reported in this column consist of:

a.	The aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the plans in which he participates as follows: Mr. Prevost: $19,070 in 2008, $62,001 in 2009 and $117,208 in 2010; Mr. Cordeiro: $(2,111) in 2008, $60,329 in 2009 and $67,013 in 2010; Mr. Miller: $30,358 in 2010; Mr. Berube: $(2,476) in 2008, $68,633 in 2009 and $64,066 in 2010; and Mr. Keohane: $32,424 in 2009 and $43,069 in 2010. Prior to fiscal 2008, Cabot used a pension plan measurement date of June 30 for financial statement purposes. Beginning in fiscal 2008, Cabot changed its pension plan measurement date to September 30 in accordance with Financial Accounting Standard No. 158 (“Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)”). In accordance with SEC rules, the change in the actuarial present value for each named executive officer’s accumulated pension benefits has been measured from July 1, 2007 through September 30, 2008 for fiscal 2008, from October 1, 2008 through September 30, 2009 for fiscal 2009 and from October 1, 2009 through September 30, 2010 for fiscal 2010, and, when such amounts are negative, they are not reflected in the sum reported in the column.

b.	Above-market interest (the portion exceeding 120% of the applicable long-term rate) credited to deferrals under Cabot’s deferred compensation plan as follows: Mr. Prevost: $10,320 in 2010; Mr. Cordeiro: $399 in 2008, $6,998 in 2009 and $3,341 in 2010; Mr. Miller: $1,290 in 2010; and Mr. Berube: $226 in 2008, $6,854 in 2009 and $4,721 in 2010.

4.	The table below identifies the amounts shown in the “All Other Compensation” column. All of the amounts reflect the actual cost to Cabot of providing the payment or benefit described below.

	Year	Company contributions to Retirement Savings Plan ($)(a)	Company contributions to Supplemental Retirement Savings Plan ($)(a)	Financial planning and tax assistance ($)	Relocation assistance ($)(b)	Other ($)(c)	Total ($)
P.M. Prevost	2010	33,381	207,266	13,953	—	2,198	256,798
E.E. Cordeiro	2010	33,381	80,608	15,028	—	48	129,065
D.A. Miller	2010	45,977	45,713	—	114,396	3,498	209,584
B.A. Berube	2010	34,335	60,127	12,087	—	2,948	109,497
S.D. Keohane	2010	38,108	54,720	12,006	—	48	104,882

a.	The Retirement Savings Plan and Supplemental Retirement Savings Plan are defined contribution plans and are described under the heading “Nonqualified Deferred Compensation” beginning on page 47.

b.	Mr. Miller became a Cabot employee on September 14, 2009. We made payments on behalf of, or reimbursed, Mr. Miller for expenses associated with relocating from Hong Kong to Massachusetts pursuant to our employee relocation policies. The amount reported in the table consists of $40,053 for temporary living expenses, $2,021 for closing costs on his new home, $4,031 for family assistance, $19,722 for travel expenses, $29,025 for movement of household goods and tax gross-up benefits of $19,544.

c.	Includes the amount paid by Cabot for an annual physical exam for Mr. Prevost ($2,150); Mr. Miller ($3,450); and Mr. Berube ($2,900); and the cost to Cabot of providing each named executive officer with a death benefit under our Death Benefit Protection Plan equal to three times their base salary at the time of their death. $50,000 of this benefit is insured and the balance is payable from Cabot’s assets in the event of death. In fiscal 2010, the cost to Cabot for premiums related to this death benefit was $48 per insured. This premium is paid to the life insurance carrier.

The table does not include any amounts for use of sports tickets by the named executive officers because no incremental costs were incurred by Cabot. Cabot purchases season tickets to sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. In fiscal 2010, none of the named executive officers used Cabot’s season tickets for more than four events.

Grant of Plan-Based Awards Table

The following table reports all plan-based awards granted to the named executive officers during fiscal 2010. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Short-Term Incentive Compensation” on page 31 and “Compensation Discussion and Analysis — Long-Term Incentive Compensation” on page 32.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P.M. Prevost
Time Based Restricted Stock Unit (“RSU”)	11/13/09	—	—	—	—	—	—	35,200	—	—	814,880
Performance Based RSU	11/13/09	—	—	—	20,550	41,100	61,650	—	—	—	863,922
Options	11/13/09	—	—	—	—	—	—	—	151,000	23.15	1,117,755
Short-Term Incentive Compensation (“STI”)	—	297,500	850,000	1,700,000	—	—	—	—	—	—	—

E.E. Cordeiro
Time Based RSU	11/13/09	—	—	—	—	—	—	7,800	—	—	180,570
Performance Based RSU	11/13/09	—	—	—	4,550	9,100	13,650	—	—	—	191,282
Options	11/13/09	—	—	—	—	—	—	—	33,500	23.15	247,979
STI	—	81,900	234,000	468,000	—	—	—	—	—	—	—

D.A. Miller
Time Based RSU	11/13/09	—	—	—	—	—	—	7,800	—	—	180,570
Performance Based RSU	11/13/09	—	—	—	4,550	9,100	13,650	—	—	—	191,282
Options	11/13/09	—	—	—	—	—	—	—	33,500	23.15	247,979
STI	—	75,600	216,000	432,000	—	—	—	—	—	—	—

B.A. Berube
Time Based RSU	11/13/09	—	—	—	—	—	—	5,900	—	—	136,585
Performance Based RSU	11/13/09	—	—	—	3,400	6,800	10,200	—	—	—	142,936
Options	11/13/09	—	—	—	—	—	—	—	25,200	23.15	186,539
STI	—	70,350	201,000	402,000	—	—	—	—	—	—	—

S.D. Keohane
Time Based RSU	11/13/09	—	—	—	—	—	—	5,900	—	—	136,585
Performance Based RSU	11/13/09	—	—	—	3,400	6,800	10,200	—	—	—	142,936
Options	11/13/09	—	—	—	—	—	—	—	25,200	23.15	186,539
STI	—	68,250	195,000	390,000	—	—	—	—	—	—	—

1.

The amounts in these columns represent award opportunities under our Short-Term Incentive Compensation Plan and assume that the financial metrics for corporate performance (adjusted EBITDA and NWC measured in days, as described in the Compensation Discussion and Analysis section of this proxy statement) are achieved at the threshold, target and maximum level, as applicable. Actual awards for corporate performance will only be payable if at least the threshold adjusted EBITDA goal is achieved. The amounts included in the “Threshold” column reflect 50% of the target bonus opportunity payable for corporate performance, which is weighted 70% of the overall short-term incentive compensation program, and do not reflect any payout for individual performance because there is no formal threshold payout level for individual performance. The amounts included in the “Target” column reflect 100% of the total target bonus opportunity payable for both corporate and individual performance. The amounts included in the “Maximum” column reflect 200% of the total target bonus opportunity payable for both corporate and individual performance. Actual short-term incentive payments made for fiscal 2010 are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

2.	The amounts in these columns represent performance-based restricted stock unit awards. The performance-based restricted stock unit awards vest three years after the date of grant, and the number of shares issuable, if any, when the award vests will depend on the degree of achievement of corporate performance metrics for each year within the three-year performance period. For fiscal 2010 awards, the two financial metrics used to measure corporate performance are adjusted EPS, which has a 65% weighting, and adjusted ROIC, which has a 35% weighting. The amount included in the “Target” column reflects the total number of shares that would be issued at the end of the three-year performance period if the Company achieves “target” financial performance against the adjusted EPS and adjusted ROIC goals each year. The amount in the “Threshold” column reflects 50% of the target award and the total number of shares that would be issued at the end of the three-year performance period if the Company achieves “threshold” financial performance each year, and the amount in the “Maximum” column reflects 150% of the target award and the total number of shares that would be issued at the end of the three-year performance period if the Company achieves “maximum” financial performance each year.

3.	All stock options were granted with an exercise price equal to 100% of the closing price of our common stock on the date of grant.

4.	Reflects the fair value of time-based and performance-based restricted stock units and option awards on the grant date, calculated in accordance with FASB ASC Topic 718. The grant date fair value per unit of time-based and performance-based restricted stock units is equal to the closing price of Cabot common stock on the date of grant, less a discount in the case of performance-based restricted stock units as these awards do not receive dividends or dividend equivalents until they vest. The discount is calculated by taking the expected dividend payments during the vesting period and discounting back to the grant date using the established risk free interest rate. The grant date fair value for performance-based restricted stock units was calculated assuming that the target level of performance was achieved. Option awards are valued using the Black-Scholes option pricing model. The assumptions used to calculate these awards are set forth in Note N to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding outstanding equity awards held by our named executive officers as of September 30, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
P. M. Prevost	90,000	210,000	(1)	16.90	5/6/2019	10,000	(2)	325,700	—		—
	—	151,000	(1)	23.15	11/12/2019	5,000	(3)	162,850	—		—
	—	—		—	—	35,200		1,146,464	—		—
	—	—		—	—	20,551	(5)	669,346	41,099	(7)	1,338,594
E. E. Cordeiro	21,000	49,000	(1)	16.90	5/6/2019	46,000	(4)	1,056,160	—		—
	—	33,500	(1)	23.15	11/12/2019	7,800		254,046	—		—
	—	—		—	—	4,551	(5)	148,226	9,099	(7)	296,354
D.A. Miller	13,500	31,500	(1)	21.07	9/13/2019	—		—	—		—
	—	33,500	(1)	23.15	11/12/2019	7,800		254,046	—		—
	—	—		—	—	4,551	(5)	148,226	9,099	(7)	296,354
B. A. Berube	13,500	31,500	(1)	16.90	5/6/2019	30,000	(4)	688,800	—		—
	—	25,200	(1)	23.15	11/12/2019	5,900		192,163	—		—
	—	—		—	—	3,400	(5)	110,738	6,800	(7)	221,476
S.D. Keohane	—	60,000	(4)	32.04	5/7/2013	5,900		192,163	—		—
	15,000	35,000	(1)	16.90	5/6/2019	3,400	(5)	110,738	6,800	(7)	221,476
	—	25,200	(1)	23.15	11/12/2019	—		—	—		—

1.	The option vests over a three year period as follows, assuming the executive officer’s continued employment with Cabot: 30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant.

2.	Reflects the remainder of the 30,000 shares granted to Mr. Prevost as a signing incentive in connection with the commencement of his employment with Cabot. These shares vested on January 2, 2011.

3.	Reflects the remainder of the 60,000 shares granted to Mr. Prevost in lieu of a grant under Cabot’s long-term incentive plan in 2008. These shares vested on December 31, 2010.

4.	These shares or options vest on the third anniversary of the date the award was approved by Cabot’s Compensation Committee, assuming the executive officer’s continued employment with Cabot.

5.	Reflects the portion of the fiscal 2010 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics for the year. These units will not vest until the third anniversary of the date of grant.

6.

Included in this column is the value of 46,000 and 30,000 shares of unvested restricted stock awarded in 2008 to Messrs. Cordeiro and Berube, respectively, under our 2006 Long-Term Incentive Plan. Under the terms of that plan, the purchase price paid for those shares was an amount per share equal to 30% of the closing price of Cabot’s common stock on the date the awards were approved by the Compensation

Committee. Accordingly, the value of those shares was calculated by multiplying the closing market price of our common stock on September 30, 2010 ($32.57) times the number of shares of unvested stock and subtracting the amount paid by the named executive officer for the shares ($442,060 by Mr. Cordeiro and $288,300 by Mr. Berube). The value of all other shares of unvested restricted stock and restricted stock units was calculated by multiplying the closing price of our common stock on September 30, 2010 times the number of shares of unvested restricted stock or restricted stock units.

7.	As prescribed by SEC rules, because the Company’s performance in fiscal 2010 against the financial metrics established for the 2010 long-term incentive plan exceeded the maximum performance level as described more fully in “Compensation Discussion and Analysis — Long-Term Incentive Compensation Awards” on page 37, the number of shares reflected for each executive officer’s performance-based restricted stock unit award is based on achieving the maximum financial performance metric with respect to such award.

Option Exercises and Stock Vested Table

The following table shows for each named executive officer the restricted stock awards that vested during fiscal 2010. None of our named executive officers exercised any stock options during fiscal 2010. The value realized on vesting is the product of the number of shares vested and the closing price of our common stock on the vesting date, less the amount, if any, paid by the named executive officer to purchase the restricted stock.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
P.M. Prevost	30,000	828,850
E.E. Cordeiro	27,000	434,970
D.A. Miller	—	—
B.A. Berube	17,500	281,925
S.D. Keohane	13,500	217,485

Pension Benefits

The following narrative and tables provide information on Cabot’s Cash Balance Plan and Supplemental Cash Balance Plan, the defined benefit retirement plans in which the named executive officers participate.

Cash Balance Plan

We maintain a Cash Balance Plan, which is a funded, tax-qualified defined benefit plan for U.S.-based employees. The Cash Balance Plan is a hybrid pension plan in which participants accrue benefits in the form of account balances, with a guaranteed rate of return and defined notional contributions (“pay-based credits”). For each year, beginning with the plan year commencing October 1, 1988, we provide participants with annual pay-based credits of 3% of eligible compensation during the first five years of service, 3.5% for the next five years and 4% after ten years of service, plus additional credits of 2% of earnings in excess of the Social Security Wage Base. Eligible compensation under the Cash Balance Plan includes salary and bonus.

All balances in the accounts of participants during a calendar year are credited with interest at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participants begin receiving benefit payments. For calendar year 2010, the interest rate was 0.32%. At retirement at any age or other termination of employment, participants eligible for benefits may receive their vested account balance in a lump sum payment or in a monthly pension having equivalent actuarial value.

Participants are 100% vested in Cabot’s contributions to their accounts after three years of employment with Cabot. As of September 30, 2010, all of the named executive officers except for Messrs. Prevost and Miller were fully vested in their accrued account balances under the Cash Balance Plan.

Supplemental Cash Balance Plan

We also maintain a Supplemental Cash Balance Plan, which is an unfunded, non-qualified plan created to provide benefits to executive officers and other Cabot employees in circumstances where maximum limits established under the Internal Revenue Code prevent participants from receiving some of the benefits provided under the Cash Balance Plan. The Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under the tax-qualified Cash Balance Plan. The Supplemental Cash Balance Plan is intended to provide eligible employees the same benefits that they would earn under the Cash Balance Plan if this compensation limit did not apply.

The material terms and conditions of the Supplemental Cash Balance Plan are the same as those of the Cash Balance Plan except that benefits otherwise payable from the Supplemental Cash Balance Plan will be forfeited if a participant’s employment is terminated for cause (which for this purpose under the plan means the participant acted in a way that Cabot’s Benefits Committee determines to be negligence or misconduct in performing his or her job).

Pension Benefits Table

The following table shows the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which he participates as of September 30, 2010, which is the pension plan measurement date used for financial statement reporting purposes for our fiscal 2010 financial statements. None of the named executive officers received a payment under these plans during fiscal 2010.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
P.M. Prevost	Cash Balance Plan Supplemental Cash Balance Plan	3 3	27,564 170,715
E.E. Cordeiro	Cash Balance Plan Supplemental Cash Balance Plan	12 12	105,284 104,365
D.A. Miller	Cash Balance Plan Supplemental Cash Balance Plan	1 1	11,930 18,428
B.A. Berube	Cash Balance Plan Supplemental Cash Balance Plan	16 16	152,589 111,505
S.D. Keohane	Cash Balance Plan Supplemental Cash Balance Plan	8 8	70,001 45,330

1.	Credited service represents years of service with us as of September 30, 2010 for all of our named executive officers, rounded to the nearest whole year.

2.	The following assumptions were used in the calculations:

Cash Balance Plan/ Supplemental Cash Balance Plan
Measurement Date	9/30/2010
Discount Rate (for present value calculation)	4.5%
Form of benefit	Lump sum
Retirement Date	Age 65

Nonqualified Deferred Compensation

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan that permits certain employees in the U.S. to voluntarily defer in any year up to 50% of their base salary and up to 100% of short-term incentive and sales incentive bonuses. All of our named executive officers are eligible to participate in the deferred compensation plan. Messrs. Prevost and Miller participated in the plan in calendar 2010 and Messrs. Berube and Cordeiro have outstanding balances in the plan.

In any year, the deferred amounts are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable calendar year. This earnings measure has been specified by the plan administrator. Amounts that are deferred in a particular year are credited to a participant’s account as if they were invested in the account on the first day of the applicable calendar year and notional interest is applied as if the participant had earned the deferred amount on the first day of the calendar year. Earnings are compounded annually. The Moody’s rate under the plan for calendar year 2010 was 5.68%. Participants in the deferred compensation plan can elect to defer receipt of their eligible compensation for a period of at least three years (“fixed period election”) or until they cease to be employees of Cabot (“separation election”). For a separation election, participants may elect to receive deferred amounts either in the form of a lump sum payment or, if a participant’s account balance is at least $50,000, installments over a period of three, five or ten years.

Retirement Savings Plan and Supplemental Retirement Savings Plan

All of our employees in the U.S. participate in the Retirement Savings Plan, a tax qualified defined contribution plan, although the terms vary for employees covered by a collective bargaining agreement. The Retirement Savings Plan contains a 401(k) portion under which Cabot makes a matching contribution of 75% of a participant’s contribution on up to 7.5% of the participant’s eligible compensation, making the maximum matching contribution an amount equal to 5.625% of a participant’s eligible compensation. This matching contribution is in the form of Cabot stock. Cabot’s Benefits Committee may provide for additional discretionary contributions by Cabot. The Retirement Savings Plan also contains an employee stock ownership plan (“ESOP”), which is 100% funded by Cabot. Under the ESOP, participants receive contributions in the form of Cabot stock each quarter based on a pre-determined formula. We have established a minimum and maximum contribution percentage of total eligible pay of 4% and 8%, respectively. The actual amount of the contribution in any given quarter varies, depending primarily on our stock price. Eligible compensation includes base salary and cash bonuses.

The Supplemental Retirement Savings Plan is an unfunded, non-qualified defined contribution plan under which we provide credits to executive officers and certain other employees in the U.S. that cannot be made in the Retirement Savings Plan due to limitations imposed by the Internal Revenue Code. Credits to the Supplemental Retirement Savings Plan are at the same percentage of pay that would have been made to the Retirement Savings Plan were it not for the limitations imposed by the Internal Revenue Code. Amounts credited to the Supplemental Retirement Savings Plan are treated as if invested in Cabot common stock. Participants may elect to receive distributions in a lump sum payment after separation from service or, if a participant’s account balance is at least $50,000, in installments over a period of three, five or ten years beginning after separation from service. All distributions are made with shares of Cabot common stock, with the exception of those for certain grandfathered accounts, which are made in cash.

Under both the Retirement Savings Plan and Supplemental Retirement Savings Plan, participants are 20% vested in Cabot’s contributions or credits to their accounts after two years of employment with Cabot, 40% vested after three years, 60% vested after four years and 100% vested after five years.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Supplemental Retirement Savings Plan for all of our named executive officers and with respect to the deferred compensation plan for Messrs. Prevost, Cordeiro, Miller and Berube.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
P.M. Prevost Deferred Compensation Plan Supplemental RSP	1,600,000 —	— 207,266	68,160 129,977	— —	1,668,160 504,128

E.E. Cordeiro Deferred Compensation Plan Supplemental RSP	— —	— 80,608	13,782 66,495	226,257 —	168,604 278,547

D.A. Miller Deferred Compensation Plan Supplemental RSP	200,000 —	— 45,713	8,520 —	— —	208,520 45,713

B.A. Berube Deferred Compensation Plan Supplemental RSP	— —	— 60,127	23,035 72,932	— —	397,837 291,682

S.D. Keohane Supplemental RSP	—	54,720	28,072	—	145,152

1.	The amounts contributed by Messrs. Prevost and Miller represent the deferral of 100% and 50%, respectively, of short-term incentive compensation earned with respect to fiscal 2010 as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement.

2.	These amounts represent credits by Cabot accrued under the Supplemental Retirement Savings Plan and are reported in the Summary Compensation Table in this proxy statement under the heading “All Other Compensation.” No Company credits are provided to the named executive officers under the deferred compensation plan.
3.	For the deferred compensation plan, earnings represent the value credited based on the Moody’s interest rate for the year. For the Supplemental Retirement Savings Plan, earnings represent the value of dividends earned and investment gains or losses as if the amounts had been invested in Cabot common stock.

4.	The aggregate balance includes executive deferrals for prior fiscal years. Such deferrals for individuals who were named executive officers for the fiscal years of the deferrals were included as compensation for such individuals in the Summary Compensation Tables in prior proxy statements.

Potential Payments Upon Termination or Change-in-Control

Our named executive officers are eligible to receive certain benefits if their employment is terminated, including following a change-in-control. This section describes various termination of employment scenarios and the payments and benefits payable under those scenarios. A table quantifying the estimated payments and benefits follows this narrative description.

Potential Payments Following a Change in Control

The named executive officers are participants in the Senior Management Severance Protection Plan (“Severance Plan”). The Compensation Committee determines the participants in the Severance Plan which, as of the date of this proxy statement, include nineteen of our senior managers.

Under the Severance Plan, a participant whose employment with Cabot terminates within two years following a change in control (for any reason other than cause, disability, death, or a termination initiated by the participant without good reason) is entitled to the following severance benefits:

•

Lump sum payment equal to one times the participant’s base salary plus bonus. Base salary is calculated at the greater of the rate in effect (i) immediately before the change in control or (ii) as of the officer’s employment termination date. The bonus is calculated at the greater of (i) the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs or the fiscal year in which the officer’s employment is terminated, whichever is greater or (ii) the highest annual incentive bonus amount paid or payable to the participant for any of the three fiscal years preceding the fiscal year in which the change in control occurs.

•	Pro-rated bonus with respect to the fiscal year in which the termination occurs.

•

Continued health and welfare benefits for a period of one year (i.e., medical, dental and prescription drug benefits; long-term disability coverage; financial planning; and life insurance and other death benefits coverage).

•	Outplacement services in an amount up to 15% of the participant’s salary.

Participants in the Severance Plan are also entitled to a gross-up payment if any payment or benefit made to the participant will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”). The gross-up payment will be in an amount sufficient to make them whole for all taxes (including withholding taxes) and any associated interest and penalties imposed as a result of Section 4999 of the Code.

If a participant is entitled to severance benefits of the type provided under the Severance Plan under any other plan or program provided by Cabot or its affiliates, or pursuant to any agreement with Cabot or its affiliates, or by law, the provision of the other benefits counts toward our obligation to provide the benefits under the Severance Plan so that the benefits are not duplicative.

The following are considered to be changes in control under the Severance Plan: a third party’s acquisition of 35% or more of our common stock; a change in the majority of our Board of Directors during any period of two consecutive years or less; the completion of certain reorganizations, mergers, or consolidation transactions involving Cabot; a sale or other disposition of all or substantially all of our assets; or a complete liquidation or dissolution of Cabot.

A Severance Plan participant is not entitled to payments if his or her employment is involuntarily terminated for cause or if he or she terminates his or her employment voluntarily without good reason.

•

Termination by Cabot is for cause if it is for any of the following reasons: (i) the participant’s willful and continued refusal to perform his or her job at Cabot after a written demand is submitted to the participant by Cabot’s Board of Directors or (ii) the participant’s willfully acting in a way that is demonstrably and materially injurious to Cabot, monetarily or otherwise.

•

A termination initiated by the participant is for good reason if it results from: (i) an adverse change, in the participant’s reasonable judgment, in his or her status, title, position, responsibilities, or reporting relationship; (ii) a reduction in his or her then-current base salary; (iii) relocation of Cabot’s offices where the participant is employed by more than twenty-five miles; (iv) failure by Cabot to pay any portion of his or her current compensation; (v) a material reduction in his or her benefits from the benefit levels in effect immediately before the change in control or (vi) Cabot’s failure to continue in effect on substantially similar terms any material compensation or benefit plan in which he or she participated immediately before the change in control.

The accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, Retirement Savings Plan and Supplemental Retirement Savings Plan immediately vest upon a change in control of Cabot. Under the terms of our equity incentive plans, unvested restricted stock, unvested restricted stock units and stock options held by a participant in those plans (including the named executive officers) immediately vest upon a change in control of Cabot. In the case of performance-based restricted stock units, the total number of units that vests is the sum of the units that have been earned or “banked” based upon performance as of the date of the change in control and the number of unbanked units assuming target performance is achieved. The triggering events for a change in control under our incentive plans and our employee benefit plans are substantially the same as the events under the Severance Plan described above, except that a change in control under the equity incentive plans will occur upon the acquisition of 25% of Cabot’s stock by a third party rather than 35%.

Termination of Employment Upon Disability or Death

For Cabot’s full-time employees based in the U.S., including the named executive officers, termination of employment upon disability is determined under the terms of Cabot’s long-term disability plan and occurs one year following the date of disability. A U.S.-based employee who becomes disabled would receive (i) benefits under our long term disability plan, (ii) continued participation in our medical, dental, and life insurance plans in accordance with the terms of those plans if the employee has completed ten years of service; and (iii) continued accruals in the retirement plans in accordance with the terms of those plans if the employee has completed five years of service. We have not included a value for these benefits in the table on page 51 because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Under the terms of Cabot’s equity incentive plans, if any participant (including a named executive officer) ceases to be an employee because of disability or death, his or her unvested stock options, unvested restricted stock units and restricted stock would immediately vest. In the case of performance-based restricted stock units, the total number of units that vests is the sum of the units that have been earned or “banked” based upon performance as of the date of the termination of employment. In addition, the accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, Retirement Savings Plan and Supplemental Retirement Savings Plan immediately vest upon termination of employment by reason of death or disability.

We provide the named executive officers with a death benefit under our Death Benefit Protection Plan equal to three times their base salary and payable to their beneficiary at the time of their death.

Termination of Employment Upon Retirement

Upon retirement, participants (including the named executive officers) are entitled to receive benefits payable under our Cash Balance Plan and Supplemental Cash Balance Plan and a distribution of balances under our Retirement Savings Plan and Supplemental Retirement Savings Plan. As of the last business day of fiscal 2010, none of our named executive officers met the eligibility criteria for retirement or early retirement, as applicable, under these plans.

Under our current arrangements, a named executive officer may also be eligible to receive welfare benefits provided to comparably situated employees. These retiree welfare benefits are not included in the table below because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Termination for Cause

As described above, a named executive officer will not receive a severance payment under our Severance Plan if his employment is terminated for cause. He also will not receive benefits under the terms of our Supplemental Retirement Savings Plan or Supplemental Cash Balance Plan.

Potential Payments Upon Termination or Change-in-Control Table

The following table and footnotes present potential payments to each named executive officer under various circumstances as if the officer’s employment had been terminated on September 30, 2010, the last business day of fiscal 2010, or if a change-in-control had occurred on such date.

	Severance Pay(1)($)	Accelerated Unvested Equity(2)($)	Pension Plan Benefits not reported in Pension Plan Table(3)($)	Benefits and Perquisites(4)($)	Supplemental Retirement Savings Plan Benefits(5)($)	Total($)
P.M. Prevost
Death	—	7,017,480	18,721	2,550,000	403,302	9,989,503
Disability	—	7,017,480	18,721	—	403,302	7,439,503
Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	4,900,000	325,700	—	102,012	—	5,327,712
Voluntary Termination (not for Good Reason)/Involuntary Termination (for cause)	—	—	—	—	—	—
Termination if Change-in-Control	4,900,000	7,909,898	18,721	244,388	403,302	13,476,309
Change-in-Control	—	7,909,898	18,721	—	403,302	8,331,921

E.E. Cordeiro
Death	—	2,541,832	45,685	1,170,000	—	3,757,517
Disability	—	2,541,832	45,685	—	—	2,587,517
Voluntary Termination/Involuntary Termination (without cause)	—	—	45,685	—	—	45,685
Involuntary Termination (for cause)	—	—	22,943	—	—	22,943
Termination if Change-in-Control	1,298,000	2,739,402	45,685	88,412	—	4,171,499
Change-in-Control	—	2,739,402	—	—	—	2,739,402

D.A. Miller
Death	—	1,080,092	4,079	1,080,000	45,713	2,209,884
Disability	—	1,080,092	4,079	—	45,713	1,129,884
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	—	—	—
Involuntary Termination (for cause)	—	—	—	—	—	—
Termination if Change-in-Control	1,160,000	1,277,662	4,079	537,716	45,713	3,025,170
Change-in-Control	—	1,277,662	4,079	—	45,713	1,327,454

B.A. Berube
Death	—	1,722,690	43,135	1,005,000	—	2,770,825
Disability	—	1,722,690	43,135	—	—	1,765,825
Voluntary Termination/Involuntary Termination (without cause)	—	—	43,135	—	—	43,135
Involuntary Termination (for cause)	—	—	24,923	—	—	24,923
Termination if Change-in-Control	1,065,000	1,870,362	43,135	80,162	—	3,058,659
Change-in-Control	—	1,870,362	—	—	—	1,870,362

S.D. Keohane
Death	—	1,120,535	25,351	975,000	—	2,120,886
Disability	—	1,120,535	25,351	—	—	1,145,886
Voluntary Termination/Involuntary Termination (without cause)	—	—	25,351	—	—	25,351
Involuntary Termination (for cause)	—	—	15,387	—	—	15,387
Termination if Change-in-Control	1,071,000	1,268,207	25,351	78,662	—	2,443,220
Change-in-Control	—	1,268,207	—	—	—	1,268,207

1.

For all of our named executive officers other than as noted below for Mr. Prevost, severance pay is equal to one times base pay plus a pro-rated bonus for the fiscal year plus the greater of (i) his highest bonus in the prior three-year period or (ii) his target bonus under our short-term incentive program for the fiscal year. Pursuant to the terms of Mr. Prevost’s offer letter with Cabot, if his employment is terminated by Cabot without “Cause” or by him with “Good Reason” (as such terms are defined in his offer letter) prior to January 1, 2011, severance pay is equal to (i) his bonus payable with respect to the fiscal year based on actual achievement of the goals established for the performance period and pro-rated for the number of days he was employed plus (ii) his base salary and monthly payments of $66,666.67 in place of any bonus payments for a period of twenty-four months following the date of termination, reduced by any amounts that he earns during the twenty-four month period in excess of $100,000 other than compensation earned as an outside director. Mr. Prevost would also be entitled to these payments in the event he is terminated following a change-in-control. After January 1, 2011, Mr. Prevost is entitled to the same severance benefits as our other named executive officers.

2.	For all of our named executive officers, the amounts for accelerated unvested equity include the value of unvested restricted stock (if any), unvested restricted stock units and options, except as noted below. In the case of performance-based restricted stock units, the total number of units is the sum of the units that have been earned or “banked” based upon performance as of September 30, 2010 and, other than in the event of death or disability, the number of unbanked units assuming target performance is achieved. For Messrs. Berube and Cordeiro, includes the value of 46,000 and 30,000 shares, respectively, of unvested restricted stock awarded under our 2006 Long-Term Incentive Plan. Under the terms of that plan, the purchase price for those shares was an amount per share equal to 30% of the closing price of Cabot common stock on the date the awards were approved by the Compensation Committee. Accordingly, the value of those shares was calculated by multiplying the closing market price of our common stock on September 30, 2010 ($32.57) times the number of shares of unvested stock and subtracting the amount paid by the named executive officer for the shares. The value of all other shares of unvested restricted stock and restricted stock units was calculated by multiplying the closing market price of our common stock on September 30, 2010 times the number of shares of unvested restricted stock or restricted stock units. The value of unvested options was calculated by multiplying the number of shares underlying the unvested options by the difference between the closing market price of our common stock on September 30, 2010 and the option exercise price.

For Mr. Prevost, pursuant to the terms of his offer letter with Cabot, in the case of a termination by Cabot without “Cause” or by him with “Good Reason” prior to January 1, 2011, the amount for accelerated unvested equity only includes the value of the 10,000 shares of restricted stock issued to him as a signing incentive which had not vested as of the end of the fiscal year.

3.	For all terminations other than for cause, the amounts in this column represent the amounts that would be payable under the Cash Balance Plan and Supplemental Cash Balance Plan as of September 30, 2010 in a lump sum that are in addition to the amounts previously reported in the Pension Benefits Table. These amounts are not included in the Pension Benefits Table because the assumptions required to calculate the actuarial present value of the benefits for purposes of the Pension Benefits Table are different from the assumptions required to calculate the actual plan benefits. As of September 30, 2010, all of our named executive officers other than Messrs. Prevost and Miller were fully vested in their accrued account balances under the Cash Balance Plan and the Supplemental Cash Balance Plan. For Messrs. Prevost and Miller, the amount reflected in the event of a change-in-control includes their unvested account balances, which immediately vest upon a change-in-control. No benefits are payable under the Supplemental Cash Balance Plan if a participant’s employment is terminated for cause.

4.

Continued perquisites and benefits include only those benefits provided to executive officers that are not provided to all employees generally. The amount reported in the event of death represents an amount equal to three times base salary, $50,000 of which is paid by our insurer and the balance of which is payable by Cabot in a lump sum to the named executive officer’s designated beneficiary under our Death Benefit Protection Plan. Effective January 1, 2011, benefits under the Death Benefit Protection Plan are fully insured. Except as otherwise noted for Messrs. Prevost and Miller, for all of our named executive officers, the amount reported in the event of a termination following a change-in-control represents the cost to Cabot of continued health and welfare benefits, financial planning assistance and outplacement services for a period of one year under the Severance Plan. Under the terms of Mr. Prevost’s offer letter with Cabot, following a termination by Cabot without “Cause” or by him with “Good Reason” prior to January 1, 2011, Mr. Prevost is entitled to receive continued medical and dental benefits for an additional six months and relocation benefits to relocate his family back to Europe. Mr. Prevost would also be entitled to these payments in the event he is terminated following a change-in-control. After January 1, 2011, Mr. Prevost is entitled to the same benefits as our other named executive officers. Mr. Miller is also entitled to a gross-up payment of $453,804 given the circumstances existing on the assumed termination date of September 30, 2010. No other named executive officer would be due a gross-up payment under the circumstances.

5.	Reflects only unvested accrued account balances, if any, under the Supplemental Retirement Savings Plan, which immediately vest upon termination of employment by reason of death or disability or upon a change-in-control of Cabot. The vested account balances for each named executive officer under the plan, which are included in the aggregate balance at fiscal year end reflected in the “Nonqualified Deferred Compensation Table” on page 48, would also be paid to the participants upon termination by reason of death or disability or following a change-in-control.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed on pages 25-53 of this proxy statement (commonly referred to as “say-on-pay”).

As described in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation programs are balanced among base salary and short- and long-term compensation target opportunities, embody a pay-for-performance philosophy that supports our business strategy and align the interests of our shareholders and executives through “at-risk” compensation tied to our short- and long-term financial and business objectives. Our executive compensation program, which is designed to attract and retain highly-talented and experienced senior executives who are critical to the implementation of our strategic plan and our future success, includes the following features:

•

In the last two years, we have restructured our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics to promote and reward actions that strengthen Cabot’s long-term health and help us achieve strong annual results.

•

Under our newly designed long-term incentive (“LTI”) program, a significant portion of all LTI awards granted to our executives consists of performance-based restricted stock units and stock options. The performance-based restricted stock units are earned over a three-year performance period and on the achievement of annual financial goals that are aligned with our long-term financial goals of improving our after-tax profitability and use of capital.

•

We make payments under our newly designed short-term incentive (“STI”) program based on the Company’s achievement of annual financial metrics and an assessment of each executive’s performance. For fiscal 2010, the financial metrics used reflected our near-term business goals relating to operating profitability and our management of day-to-day cash used in our operations.

•	We have structured our compensation practices to be consistent with and support sound risk management.

•	We require substantial stock ownership by our executive officers.

We believe our executive compensation program was instrumental in helping us achieve strong financial performance in fiscal 2010, a year in which we reached a record level of adjusted earnings per share of $3.04. Executive compensation for fiscal 2010 aligned well with the objectives of our compensation philosophy and payments made under our STI program and the number of shares earned for the first year of the performance period of the performance-based restricted stock units reflected our strong financial performance. The percent of total direct compensation granted to our CEO for fiscal 2010 that was performance-based was 68% and for our other named executive officers was approximately 60%.

For these reasons, the Board is asking stockholders to support this proposal.

Vote Required

The affirmative vote of a majority of the votes properly cast for this proposal at the 2011 Annual Meeting is required to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables beginning on page 25.

The text of the resolution is as follows:

“VOTED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED.”

Recommendation

The Board of Directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the compensation of our named executive officers.

Although the vote we are asking you to cast is non-binding, our Board and the Compensation Committee value the views of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe that Cabot benefits from constructive dialog with our shareholders, and while we will continue to reach out to our shareholders on these and other important issues, we also encourage our shareholders to contact us. Shareholders who wish to communicate with our Board should refer to “Communications with the Board” in this proxy statement for additional information on how to do so.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

In Proposal 2, we are asking shareholders to cast an advisory vote for the compensation of our named executive officers as disclosed in this proxy statement (commonly referred to as a “say-on-pay” vote). In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, in this Proposal, we are providing stockholders the opportunity to cast an advisory vote on whether a “say-on-pay” vote should occur once every one, two or three years. This vote, like the say-on-pay vote, is not binding on the Board.

Our Board of Directors recommends that future say-on-pay votes be conducted every three years (or triennially) to provide stockholders with an appropriate timeframe to evaluate the Company’s overall executive compensation program. As described in detail in the “Compensation Discussion and Analysis” section above, our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short- and long-term success. Accordingly, certain of our compensation awards are contingent upon successful completion of multi-year performance and service periods. For example, performance-based restricted stock unit awards granted under our long-term incentive program vest at the end of three years, and the number of shares issuable, if any, when the award vests depends on the degree of achievement of corporate performance metrics within the three-year performance period. Similarly, stock option awards vest over a three-year period and time-based stock unit awards vest in their entirety at the end of three years. Voting every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of our compensation program over a time period similar to the periods associated with our compensation awards and in relation to our long-term performance.

A triennial vote will also provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow stockholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program. Furthermore, as discussed above under the heading “Communications with the Board,” stockholders or other interested parties may provide additional feedback to our Board of Directors even in years when the say-on-pay vote does not occur.

Vote Required

Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote once every three years, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation.

The text of the resolution is as follows:

“VOTED, that the option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934.”

Recommendation

The Board of Directors recommends that you vote to conduct a non-binding, advisory vote on executive compensation once every “THREE YEARS.”

Although this advisory vote is non-binding on our Board, our Board and the Compensation Committee will review the voting results and take them into consideration when determining the frequency of future say-on-pay votes. In the event that there is a material change to our executive compensation program in the future and a say-on-pay vote is not otherwise scheduled for the first year in which such change will be disclosed in the proxy statement, we intend to include a say-on-pay vote in our proxy statement for that year.

PROPOSAL 4 — APPROVAL OF SHORT TERM INCENTIVE COMPENSATION PLAN

On January 14, 2011, on the recommendation of its Compensation Committee, our Board of Directors adopted, subject to stockholder approval, the Cabot Corporation Short-Term Incentive Compensation Plan (the “Plan”). Under the Plan, officers designated by the Compensation Committee may receive annual cash incentive compensation determined by the satisfaction of pre-established performance goals.

Under Section 162(m) of the U.S. Internal Revenue Code, as amended (the “Code”), certain compensation in excess of $1,000,000 paid in any year to our Chief Executive Officer and any of our other three named executive officers (excluding our Chief Financial Officer) is generally not deductible for federal income tax purposes unless such compensation is paid under a performance-based plan that is approved by our stockholders and satisfies other criteria. The material terms that the stockholders approve constitute the framework within which our Compensation Committee sets actual performance goals. We are asking stockholders to vote to approve the Plan so that compensation paid to these officers under the Plan can qualify for the performance-based compensation exception under Section 162(m) of the Code.

Our Board of Directors believes that approval of the Plan is in the best interests of Cabot and its stockholders and recommends that the stockholders approve its adoption. If the Plan is approved by the stockholders at the 2011 Annual Meeting, performance-based incentive cash awards for fiscal 2012 intended to be exempt performance-based compensation under Section 162(m) of the Code will be made under the Plan.

Vote Required

The Plan will be approved upon the affirmative vote of a majority of the votes properly cast on the proposal.

Recommendation

The Board of Directors recommends that you vote “FOR” the approval of the Cabot Corporation Short-Term Incentive Compensation Plan.

Summary of the Cabot Corporation Short-Term Incentive Compensation Plan

The full text of the Plan is set forth in Appendix A to this proxy statement. The following description of certain proposed features of the Plan is qualified in its entirety by reference to the full text of the Plan.

General Description of the Plan

The Compensation Committee shall no later than the ninetieth (90th) day of each fiscal year (i) select officers eligible to participate in the Plan for that year (“Participants”); (ii) establish the Performance Goals (defined below) that must be achieved in order for awards to be paid under the Plan; and (iii) establish the total amount which may be available for payout to Participants based on the relative level of attainment of the Performance Goals. Following the close of each fiscal year, the Compensation Committee will determine whether the Performance Goals were achieved and, based on the level of achievement, the total amount available for payout to each Participant. In its sole discretion, the Compensation Committee may reduce the size, including to zero, of the actual payment to be made to any Participant. The maximum payment to any Participant under the Plan for any year will in no event exceed $5,000,000.

As used in the Plan, the term “Performance Goal” means an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to a select group of companies, an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; productivity measures; stock price; or stockholder return or stockholder value; sales of particular products or services; customer acquisition or retention; collection of outstanding accounts or debts; safety, health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings. A Performance Goal and any targets with respect thereto need not be based on an increase, a positive or improved result or avoidance of loss. An Award may specify more than one Performance Goal and, with respect to any Performance Goal, may specify levels of achievement at which different levels of payment may be earned.

The group of employees who are eligible to participate in the Plan consists of all of the Company’s officers (approximately 18 employees).

If approved by the stockholders, this proposal would not limit Cabot’s right to award or pay other forms of compensation (including, but not limited to, salary or stock-based awards) to Cabot’s executive officers, regardless of whether or not the Performance Goals for annual bonuses are achieved in any year and whether or not payment of such other forms of compensation would be tax deductible.

Payment and Deferral

All payments under the Plan will be made no later than March 15th following the close of each fiscal year. Under certain circumstances, payment may be deferred by the Participant as provided in the Company’s Amended and Restated Deferred Compensation Plan or otherwise.

No payment will be made under an award unless the Participant remains employed by Cabot on the last day of the applicable fiscal year, except as provided by the Compensation Committee at the time of grant or as authorized by the Compensation Committee in the event of a termination due to death or disability.

Amendment and Termination

The Compensation Committee may amend the Plan at any time, provided that any amendment shall be approved by the Company’s stockholders if required by Section 162(m) of the Code. The Compensation Committee may also terminate the Plan at any time.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors or, if any member of the Compensation Committee is not an outside director for the purposes of Section 162(m) of the Code, by a subcommittee of the Compensation Committee consisting of those members of the Compensation Committee who are outside directors for such purposes. The Compensation Committee has authority to interpret the Plan, and any interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all Participants in the Plan.

Plan Benefits

Grants will not be made under the Plan until fiscal 2012 and the total amounts to be paid under the Plan are not determinable at this time. Amounts paid to our named executive officers under our current Short-Term Incentive Compensation Plan are set forth under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 40 of this proxy statement.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

The following table shows the amount of Cabot common stock beneficially owned as of January 14, 2011 (unless otherwise indicated) by each person known by Cabot to own beneficially more than 5% of our outstanding common stock, by each director of Cabot, by each of our named executive officers and by all directors, nominees for director and executive officers of Cabot as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Total Number of Shares(1)		Percent of Class(2)
Holders of More than Five Percent of Common Stock
State Street Corporation	5,264,513	(3)	8.04%
One Lincoln Street
Boston, MA

BlackRock, Inc.	4,305,023	(4)	6.58%
40 East 52nd Street
New York, NY

Directors and Executive Officers
Brian A. Berube	76,593	(5)	*
John S. Clarkeson	27,296	(6)	*
Eduardo E. Cordeiro	139,888	(7)	*
Juan Enriquez-Cabot	16,396	(8)	*
Arthur L. Goldstein	27,949		*
Gautam S. Kaji	19,296		*
Sean D. Keohane	29,947	(9)
Roderick C.G. MacLeod	62,396		*
Henry F. McCance	14,296	(10)	*
John K. McGillicuddy	7,629	(11)	*
David A. Miller	25,262	(12)
John F. O’Brien	37,896		*
Patrick M. Prevost	245,646	(13)	*
Ronaldo H. Schmitz	25,296	(14)	*
Lydia W. Thomas	30,696		*
Mark S. Wrighton	28,996	(15)	*
Directors and executive officers as a group (16 persons)(16)	815,478		1.24%

*	Less than one percent.

1.	For Cabot’s executive officers the number includes shares of Cabot common stock held for their benefit by the trustees of Cabot’s Retirement Savings Plan. The shares of common stock allocated to the accounts of Cabot’s executive officers in the Retirement Savings Plan constitute less than 1% of our common stock.

2.	The calculation of percentage of ownership of each listed beneficial owner is based on 65,442,865 shares of Cabot common stock, which represents the number of shares outstanding on January 14, 2011, plus any shares that such individual or entity has the right to acquire within 60 days of January 14, 2011.

3.

Based on a Schedule 13G filed with the SEC on February 12, 2010 by State Street Corporation. The Schedule 13G reports that State Street Corporation has shared voting and dispositive power with respect to 5,264,513 shares. State Street Bank and Trust Company, acting in various fiduciary capacities (“State Street”), represents that it has shared voting and dispositive power with respect to 4,988,792 shares, of which 1,162,339 shares are held in various capacities and 3,826,453 shares are held as the trustee of common stock held in the Cabot Common ESOP Fund portion of Cabot’s Retirement Savings Plan. State Street has disclaimed beneficial ownership of the shares covered by its Schedule 13G.

4.	Based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”). The Schedule 13G reports that BlackRock has sole voting and dispositive power with respect to all 4,305,023 shares.

5.	Includes 21,060 shares of common stock that Mr. Berube has the right to acquire within 60 days of January 14, 2011 upon the exercise of stock options.

6.	Includes 12,000 shares the receipt of which Mr. Clarkeson has deferred under applicable Cabot deferred compensation plans. Mr. Clarkeson has shared voting and investment power for 2,000 shares of the stock.

7.	Includes 31,050 shares of common stock that Mr. Cordeiro has the right to acquire within 60 days of January 14, 2011 upon the exercise of stock options.

8.	Includes 14,296 shares the receipt of which Mr. Enriquez-Cabot has deferred under applicable Cabot deferred compensation plans. Mr. Enriquez-Cabot has shared investment power for 2,100 of the shares.

9.	Includes 22,560 shares of common stock that Mr. Keohane has the right to acquire within 60 days of January 14, 2011 upon the exercise of stock options.

10.	Mr. McCance has deferred receipt of these shares under applicable Cabot deferred compensation plans.

11.	Includes 6,796 shares the receipt of which Mr. McGillicuddy has deferred under applicable Cabot deferred compensation plans.

12.	Includes 23,550 shares of common stock that Mr. Miller has the right to acquire within 60 days of January 14, 2011 upon the exercise of stock options.

13.	Includes 135,300 shares of common stock that Mr. Prevost has the right to acquire within 60 days of January 14, 2011 upon the exercise of stock options. Mr. Prevost holds 105,912 shares jointly with his wife.

14.	Includes 16,296 shares the receipt of which Dr. Schmitz has deferred under applicable Cabot deferred compensation plans.

15.	Includes 100 shares held by Dr. Wrighton’s wife, who retains sole voting control over the shares. Dr. Wrighton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

16.	Shares of our common stock shown as being beneficially owned by directors and executive officers as a group includes 30,393 shares of common stock held by trustees for Cabot’s Retirement Savings Plan for the benefit of Cabot’s executive officers.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of six non-employee directors. The Board has determined that all of the members of the Audit Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) as to independence and financial literacy. The Board has determined that Mr. Goldstein, Mr. Kaji, Mr. MacLeod, Mr. McGillicuddy and Dr. Thomas are audit committee financial experts as defined by SEC rules. The responsibilities of the Audit Committee are set forth in its written charter and described above under the heading “The Board of Directors and its Committees — Audit Committee.” One of the Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of Cabot’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during fiscal 2010.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management Cabot’s audited consolidated financial statements for the fiscal year ended September 30, 2010.

Review of Financial Statements and Other Matters with Independent Accountant

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with that firm its independence from Cabot.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for filing with the SEC.

Arthur L. Goldstein (Chair)

Juan Enriquez-Cabot

Gautam S. Kaji

Roderick C.G. MacLeod

John K. McGillicuddy

Lydia W. Thomas

Audit Fees

Deloitte & Touche LLP was Cabot’s independent registered public accounting firm for fiscal 2010 and 2009. Fees for professional services rendered by Deloitte & Touche LLP for fiscal 2010 and 2009 were as follows:

Services Rendered	Fiscal 2010	Fiscal 2009
Audit Fees	$4,486,139	$4,342,532
Audit-Related Fees	$1,075,500	$646,500
Tax Fees	$337,482	$354,484
All Other Fees	$0	$0

The audit services include professional services for the audit of Cabot’s consolidated financial statements included in the Annual Report on Form 10-K (including audit of internal control over financial reporting) and review of financial statements included in Cabot’s Quarterly Reports on Form 10-Q, consultations regarding on-going financial accounting matters, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Statutory audit fees in foreign jurisdictions are billed in local currency. These fees are translated into U.S. dollars in the table above using exchange rates in effect at the time of the 2010 and 2009 proxy filings.

The audit-related services for each of fiscal 2010 and 2009 consisted primarily of fees for audits of: (i) employee pension and other benefit plans; (ii) certain stand-alone financial statements; and (iii) the statutory audit of Cabot’s captive insurance company. In addition, for fiscal 2010, the audit-related services also included fees for due diligence matters.

For fiscal 2009, tax services consisted of $131,541 for tax compliance and preparation services and $222,943 for tax advisory services, primarily associated with ongoing tax audits. For fiscal 2010, tax services consisted of $175,009 for tax compliance and preparation services and $162,473 for tax advisory services, primarily associated with business transactions.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of audit and non-audit services to be provided by Cabot’s independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the Audit Committee requires the independent auditor to report on actual fees charged for each category of services at least quarterly. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services that need to be approved between scheduled Audit Committee meetings, provided that the estimated fee for any such services does not exceed $100,000, and any such pre-approvals must then be communicated to the full Audit Committee.

All of the services described above for fiscal 2010 and 2009 were pre-approved by the Audit Committee or Committee Chair.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed Deloitte & Touche LLP (“D&T”) to serve as Cabot’s independent registered public accounting firm for its fiscal year ending September 30, 2011. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of D&T, the Audit Committee may reconsider the appointment and may retain D&T or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of D&T, the Audit Committee may select another firm if it determines such selection to be in the best interest of Cabot and its stockholders.

Representatives from D&T are expected to be present at the 2011 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Cabot’s stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast on the proposal.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for fiscal 2011.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, other than as described below, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended September 30, 2010. During fiscal 2010, Mr. Prevost filed a late report on Form 4 reporting his sale of shares to Cabot to satisfy withholding taxes due upon the vesting of restricted stock.

Future Stockholder Proposals

Any stockholder proposal intended for inclusion in Cabot’s proxy statement for the 2012 Annual Meeting of Stockholders must be received by Cabot at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, by October 8, 2011 and should be sent to the attention of the Corporate Secretary. If a stockholder of the Company intends to present a proposal at the 2012 Annual Meeting of Stockholders without including it in Cabot’s proxy statement, such stockholder must comply with the advance notice provisions of Cabot’s By-Laws. Those provisions require that Cabot receive the proposal at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, attention Corporate Secretary, not earlier than December 10, 2011, and not later than January 9, 2012.

Annual Report on Form 10-K

We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K, including the financial statements and schedules, for fiscal 2010. To request an additional copy of the Form 10-K, please write to Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by Cabot. In addition to solicitation by mail, officers and other employees of Cabot may solicit proxies personally, by telephone and by facsimile. Cabot may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist Cabot in the solicitation of proxies at a fee estimated not to exceed $12,500.

Miscellaneous

Management does not know of any matters to be presented at the 2011 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2011 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 28, 2011

Appendix A

CABOT CORPORATION

SHORT-TERM INCENTIVE COMPENSATION PLAN

The purpose of this Short-Term Incentive Compensation Plan (the “Plan”) is to provide incentives for certain senior executives of Cabot Corporation (the “Company”) to achieve a sustained, high level of financial and other measures of success for the Company. The Plan is intended to comply with the requirements for tax deductibility imposed by Internal Revenue Code Section 162(m) as in effect from time to time (“Section 162(m)”) with respect to Awards paid pursuant to the Plan.

I. ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors or, if any member of the Compensation Committee is not an “outside director” for the purposes of Section 162(m), by a subcommittee of the Compensation Committee consisting of those members of the Compensation Committee who are “outside directors” for such purposes. The Compensation Committee or subcommittee administering the Plan is referred to herein as the “Committee.” The Committee may delegate to other persons administrative functions that do not involve discretion. The Committee shall have the authority to interpret this Plan, and any interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all participants in the Plan.

II. ELIGIBILITY; PARTICIPANTS

Only officers of the Company shall be eligible to participate in the Plan. The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan. Participation by an individual with respect to one award under the Plan shall not entitle the individual to participate with respect to subsequent awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant prior to, or within a specified period after the beginning of, the performance period (the “Performance Period”) to which the Award relates. A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. Except as otherwise specified by the Committee in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company. Not later than (i) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (ii) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, the Committee shall select the Participants, if any, who are to receive Awards for such Performance Period and, in the case of each Award, shall establish the following:

(a)	the Performance Goals (as defined in Section IV below) applicable to the Award;

(b)	the amount or amounts that will be payable (subject to reduction in accordance with Section V) if the Performance Goals are achieved; and

(c)	such other terms and conditions as the Committee deems appropriate with respect to the Award.

Once the Committee has established the terms of an Award in accordance with the foregoing, it shall not thereafter adjust such terms except to reduce payments, if any, under the Award in accordance with Section V.

IV. PERFORMANCE GOALS

As used in the Plan, the term “Performance Goal” means an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to a select group of companies, an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; productivity measures; stock price; stockholder return or shareholder value; sales of particular products or services; customer acquisition or retention; collection of outstanding accounts or debts; safety, health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings. A Performance Goal and any targets with respect thereto need not be based on an increase, a positive or improved result or avoidance of loss. An Award may specify more than one Performance Goal and, with respect to any Performance Goal, may specify levels of achievement at which different levels of payment may be earned.

V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee shall take such steps as are sufficient to satisfy the certification requirement of the regulations under Section 162(m) as to whether and to what extent, if at all, the Performance Goal or Goals applicable to each Award granted for the Performance Period have been satisfied. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under an Award unless the Performance Goal or Goals applicable to the payment of such amount have been certified as having been satisfied as set forth above. However, the Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under an Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.

VI. PAYMENT UNDER AWARDS

Except as otherwise provided in this Section VI, all payments under the Plan will be made after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests (or, if later, by the 15th day of the third month following the end of the Company’s taxable year in which the right to payment vests). For purposes of the foregoing sentence, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), and shall be construed and administered accordingly. Notwithstanding the foregoing, (i) if the Award letter or other documentation establishing the Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an award may be made in accordance with such date or schedule, and (ii) the Committee may, but need not, permit a Participant to defer payment of an Award (pursuant to the Company’s Amended and Restated Deferred Compensation Plan or otherwise) beyond the date that the Award would otherwise be payable, provided that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A, and that any amount so deferred shall be adjusted for notional interest or other notional earnings on a basis, determined by the Committee, to the extent necessary to preserve the eligibility of the Award payment as exempt performance-based compensation under Section 162(m).

VII. PAYMENT LIMITS

No Participant may be paid more than $5,000,000 in any fiscal year of the Company under Awards granted under the Plan. In the case of an Award where payment is deferred pursuant to Section VI above, the preceding sentence shall be applied by assuming that payment of the Award was made at the time it would have been paid absent the deferral.

VIII. TAX WITHHOLDING

All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX. AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that no amendment for which Section 162(m) would require shareholder approval in order to preserve the exemption for Award payments as performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X. MISCELLANEOUS

(a) Except as otherwise determined by the Committee at the time it grants an Award, no payment shall be made under an Award unless the Participant is employed by the Company on the last day of the Performance Period applicable to the Award. Notwithstanding the foregoing, if a Participant ceases to be employed by the Company during a Performance Period by reason of death or disability, the Committee may in its discretion authorize payment of all or a portion of any Awards held by such Participant to the Participant (or his or her estate) at the time other Awards are paid in respect of the Performance Period.

(b) No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Participation Period be construed as giving a Participant the right to be retained in the employ of the Company for that Participation Period or for any other period.

(c) The Plan and all Awards under the Plan shall be construed and administered in a manner consistent with the exemption of Award payments as exempt performance based compensation under Section 162(m). Subject to the foregoing, the Committee shall have complete discretion to construe the Plan and all matters arising under the Plan, and its determinations shall be binding on all parties.

(d) The Plan shall be effective as of the date adopted, for the Performance Period ending September 30, 2012, subject to receiving stockholder approval at the 2011 Annual Meeting of Stockholders, and shall remain in effect for subsequent Performance Periods until terminated by the Committee or the Company’s Board of Directors.

January 28, 2011

Dear Plan Participant:

The Annual Meeting of Stockholders of Cabot Corporation will be held on March 10, 2011. The record date for determining stockholders entitled to vote at the meeting was January 14, 2011. Through your participation in the Cabot Corporation Retirement Savings Plan (“RSP”), the Cabot Corporation Long-Term Incentive Program, the Cabot UK Holdings Limited Inland Revenue Approved Employee Share Ownership Plan (“AESOP”), the Cabot Canada Ltd. Employees’ Stock Purchase Plan (“ESPP”) and/or the Cabot Employee Stock Purchase Plan, you are the beneficial owner of Cabot Common Stock and have the right to instruct the Trustee of the Plan or Plans in which you participate how to vote your shares. You will be able to vote shares allocated to your accounts by following the instructions on the enclosed proxy card.

I encourage you to exercise your right to vote these shares by completing the enclosed proxy card instructing the Trustees as to your wishes. Your vote is important for two reasons. When you vote your shares, you participate directly in the affairs of the Company equally with all other stockholders. In addition, the Trustees of the RSP or ESPP will vote shares for which no instructions are received from other plan participants and, in the case of the RSP, shares that have not yet been allocated to participants’ accounts, in the same proportion as the shares for which the Trustees have received timely instructions from others who do vote. If you hold shares through the RSP or the ESPP and do not vote, the plan Trustees will vote your shares (along with all other shares in the relevant plan for which votes are not cast, and with respect to the RSP, all unallocated shares) in the same proportion as those shares for which directions are received from other participants in the plans.

The Trustees of each Plan will have the voting instructions of each participant in the Plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each Plan’s shares for inclusion in the tally at the Annual Meeting. Your individual vote will not be disclosed to anyone in the Company.

To vote your shares, please read the Notice of Meeting and Proxy Statement carefully, mark and sign the enclosed proxy card, and return it to the Company’s transfer agent, Computershare, before March 8, 2010 in the enclosed postage-paid envelope. If you prefer, you may vote your shares by telephone or the Internet, as explained on the proxy card, until 1:00 a.m., Eastern Time, on March 9, 2011.

Sincerely,

Patrick M. Prevost

President and Chief Executive Officer

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 10, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/CABT • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals	—	The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5 and for 3 YRS on Proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - Juan Enriquez-Cabot*	☐	☐	☐	02 - Gautam S. Kaji*	☐	☐	☐	03 - Henry F. McCance*	☐	☐	☐

	04 - Patrick M. Prevost*	☐	☐	☐	* Each to be elected to the class of Directors whose term expires in 2014.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	To approve, on a non-binding advisory basis, the compensation of Cabot’s named executive officers.	☐	☐	☐	3.	To recommend, on a non-binding advisory basis, the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐
		For	Against	Abstain				For	Against	Abstain
4.	To approve the Cabot Corporation Short-Term Incentive Compensation Plan.	☐	☐	☐	5.	To ratify the appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2011.		☐	☐	☐
6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cabot Corporation

Annual Meeting of Stockholders — March 10, 2011

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Karen Abrams, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 10, 2011 at 4:00 p.m., Eastern Time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 4 AND 5 AND FOR “3 YRS” ON PROPOSAL 3 AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE